                                                FILED PURSUANT TO RULE 424(b)(2)
                                                FILE NO. 333-32810

PROSPECTUS SUPPLEMENT
(To prospectus dated April 4, 2000)

                                4,000,000 Shares

[Logo Global Crossing Ltd.]

                 6 3/4% Cumulative Convertible Preferred Stock

                                --------------

   We are offering 4,000,000 shares of our 6 3/4% cumulative convertible preferred stock. Each share of preferred stock will have a liquidation preference of $250.00 and will be convertible into 6.3131 shares of our common stock, based on a conversion price of $39.60. The conversion price will be adjusted in a number of circumstances described in this prospectus supplement, including some changes in control where the consideration paid per share of common stock is in excess of the conversion price then in effect, in which case the conversion price will be adjusted to increase the number of shares of common stock issuable upon conversion.

   On and after April 17, 2005, we may cause the conversion rights to expire if the price of our common stock has exceeded $55.44, equivalent to 140% of the conversion price, for 20 of any 30 trading days.

   Our common stock trades on the Nasdaq National Market and the Bermuda Stock Exchange under the symbol "GBLX". On April 10, 2000, the closing sale price of our common stock on the Nasdaq National Market was $33 1/16 per share.

   Dividends on the preferred stock are cumulative from the date of issue and will be payable on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2000, at the annual rate of 6 3/4%.

   We may redeem all or any shares of preferred stock at any time on or after April 17, 2005 and, under specified circumstances, before that date. The preferred stock will be subject to mandatory redemption on April 15, 2012.

   If we become subject to a change in control, any holder of our preferred stock will have the right to cause us to purchase that holder's shares at 100% of their liquidation value. We will have the option to pay for those shares in shares of our common stock valued at 95% of their market value. However, holders of our preferred stock will not have this right if our common stock trades at or above 105% of the conversion price after our change in control.

                                --------------

   Investing in our preferred stock involves risks, which we describe in the "Risk Factors" sections beginning on page S-6 of this prospectus supplement and page 20 of the prospectus that is also a part of this document.

                                --------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                --------------

                                               Per Share     Total
                                               ---------     -----
Public offering price (1)                       $250.00  $1,000,000,000
Underwriting discounts                          $  7.50  $   30,000,000
Proceeds, before expenses, to Global Crossing   $242.50  $  970,000,000

(1) Plus accrued dividends from April 14, 2000, if settlement occurs after that date.

   The underwriters may also purchase up to an additional 600,000 shares from us at the public offering price, less underwriting discounts, within 30 days from the date of this prospectus supplement, to cover over-allotments.

   The preferred stock will be ready for delivery in book-entry form only through the Depository Trust Company on April 14, 2000.

                                --------------

                          Joint Book-Running Managers

Salomon Smith Barney                                        Goldman, Sachs & Co.

                               Joint Lead Manager

                              Merrill Lynch & Co.

                                --------------

April 10, 2000

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the prospectus that is also a part of this document. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of these documents.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................   ii
Incorporation by Reference.................................................   ii
Summary....................................................................  S-1
Risk Factors...............................................................  S-6
Use of Proceeds............................................................ S-10
Dividend Policy............................................................ S-10
Price Range of Our Common Stock............................................ S-10
Capitalization ............................................................ S-11
Dilution .................................................................. S-12
Business................................................................... S-13
Description of Preferred Stock............................................. S-23
Certain Income Tax Consequences............................................ S-35
Underwriting............................................................... S-36
Legal Matters.............................................................. S-37
Experts.................................................................... S-37

                                   Prospectus

                                                                            Page
                                                                            ----
About This Prospectus .....................................................   ii
Where You Can Find More Information........................................   ii
Incorporation by Reference.................................................   ii
Summary....................................................................    1
Risk Factors...............................................................   20
Cautionary Statement Regarding Forward-Looking Statements..................   27
Use of Proceeds............................................................   27
Dividend Policy............................................................   27
Description of Debt Securities.............................................   28
Description of Preferred Stock.............................................   36
Description of Common Stock................................................   38
Description of Warrants....................................................   40
Certain Income Tax Consequences............................................   42
Selling Shareholders.......................................................   55
Plan of Distribution.......................................................   56
Legal Matters..............................................................   58
Experts....................................................................   58
Service of Process and Enforcement of Liabilities..........................   58

   The Bermuda Monetary Authority has given its consent to the issue and the transfer of the shares of preferred stock that we may sell under this prospectus supplement and the accompanying prospectus and the shares of common stock into which those shares of preferred stock may be converted. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

   The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under that Act, to purchase any shares in our capital stock or any other securities that we may issue. Under the terms of the consent given to us by the Bermuda Monetary Authority, the issuance and transfer of the shares of our preferred stock that we may sell under this prospectus supplement and the accompanying prospectus and the shares of common stock into which those shares of preferred stock may be converted between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $8,000,000,000, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our preferred stock we are selling in this offering. Both this prospectus supplement and the prospectus include important information about us, our shares of preferred stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the prospectus as well as additional information described under "Incorporation by Reference" immediately below before investing in our shares of preferred stock.

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement and the accompanying prospectus the information we indicate under "Incorporation by Reference" on page ii of the prospectus.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" on page ii of the prospectus.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede information contained in this prospectus supplement and the prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement and the prospectus as if that information was included in this prospectus supplement or the prospectus.

                                    SUMMARY

   This section contains a general summary of the information contained in this prospectus supplement. It may not include all the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference before making an investment decision.

                              Global Crossing Ltd.

   We are building and offering services over the world's first integrated global fiber optic network, consisting of 101,000 announced route miles and serving five continents, 27 countries and more than 200 major cities. Upon completion of our currently announced systems, our network and its telecommunications and Internet product offerings will be available in markets constituting over 80% of the world's international communications traffic.

   We are included in both the S&P 500 index and the Nasdaq 100 index. Our operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California; Morristown, New Jersey; and Rochester, New York.

   We are incorporated in Bermuda, and the address of our principal executive offices is Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our web site located at www.globalcrossing.com.

                              Recent Developments

   On March 2, 2000, we announced plans to create a new class of common stock that will track the performance of our complex web hosting business operated by our wholly-owned subsidiary, GlobalCenter Inc. The creation of this new class of common stock will be subject to shareholder approval. We expect to complete this transaction in the summer of 2000, subject to market conditions.

   Our subsidiary, Asia Global Crossing, intends to do an initial public offering of shares of its common stock and to file a registration statement under the Securities Act of 1933 in respect of the proposed offering. Asia Global Crossing intends to use the net proceeds from the offering primarily to make additional capital investments in its operations and for general corporate purposes. Asia Global Crossing anticipates that the offering will be completed in the summer of 2000, subject to market conditions. The statements in this paragraph do not constitute an offer of any securities for sale. The offering, if made, will be made only by means of a prospectus contained in the registration statement as filed with the SEC.

                                  The Offering

Issuer......................  Global Crossing Ltd., a Bermuda company

Securities offered..........  4,000,000 shares of 6 3/4% cumulative convertible preferred stock

Over-allotment option.......  Up to an additional 600,000 shares of preferred stock

Liquidation preference......  $250.00 per share

Dividends...................     .  Dividend rate: 6 3/4% of the liquidation
                                    preference per annum on a cumulative basis from the date of issuance

                                 .  Dividend payment dates: quarterly, on
                                    January 15, April 15, July 15 and October
                                    15 of each year, beginning on July 15,
                                    2000

                                 .  Type of dividend: Holders will receive
                                    cash. We will have the option to deliver shares of our common stock to the transfer agent for the preferred stock, which will resell those shares of common stock and use the proceeds to pay cash dividends to the holders of shares of preferred stock.

Conversion..................  Each share of preferred stock may be converted, at the option of the holder, into 6.3131 shares of our common stock.

                                 .  Conversion price: $39.60, subject to
                                    adjustment in a number of circumstances
                                    described under "Description of Preferred
                                    Stock--Adjustments to the Conversion
                                    Price" on page S-29, including some
                                    changes in control where the consideration paid per share of common stock is in excess of the conversion price then in effect, in which case the conversion price will be adjusted to increase the number of shares of common stock issuable upon conversion.


                              The right to convert shares that have been called for redemption will terminate on the close of business on the business day immediately preceding the redemption date.

Termination of conversion     On or after April 17, 2005, we may, at our
rights......................  option, cause the conversion rights of our shares of preferred stock to terminate. We may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of our common stock exceeds $55.44, equivalent to 140% of the conversion price, subject to adjustment in a number of circumstances as provided under "Description of Preferred Stock--Adjustments to the Conversion Price" on page S-29.

Non-mandatory redemption....  We may redeem for cash all or any part of the shares of preferred stock in the following cases:

                                 1.Optional redemption:

                                    .  Redemption period: at any time on or
                                       after April 17, 2005, at our option

                                    .  Redemption price: 103.375% of the
                                       liquidation preference if we redeem the
                                       shares in 2005, and thereafter this
                                       percentage gradually declines to 100%
                                       on and after April 15, 2010, plus
                                       accumulated and unpaid dividends to the
                                       redemption date

                                 2.Tax redemption:

                                    .  Redemption period: at any time, at our
                                       option, if we are required to pay
                                       additional amounts to the holders of
                                       the shares of preferred stock to offset
                                       specified adverse tax consequences
                                       resulting from a change in applicable
                                       laws or regulations

                                    .  Redemption price: 100% of the
                                       liquidation preference, plus accrued
                                       and unpaid dividends to the redemption
                                       date

Mandatory redemption........  We will be obligated to redeem the shares of preferred stock on April 15, 2012 at 100% of their liquidation value plus accumulated and unpaid dividends to that date.

Change in control put         If we become subject to a change in control, each
right.......................  holder of shares of preferred stock will have the right to require us to purchase any or all of the shares of that holder at a purchase price in cash equal to 100% of the liquidation preference, plus accumulated and unpaid dividends to the date of purchase. This right of holders will be subject to our obligation to offer to repay a substantial portion of our own and our subsidiaries' indebtedness and offer to redeem outstanding shares of a series of preferred stock of a subsidiary that are tendered for redemption in connection with a change in control of Global
                              Crossing. When we have satisfied these
                              obligations and, subject to the legal
                              availability of funds for this purpose, we will purchase all shares tendered upon a change in control. We will have the option to pay for those shares in shares of our common stock valued at 95% of the average closing sale price of our common stock for the five trading days before and including the third trading day before the repurchase date. However, holders of our preferred stock will not have this right if our common stock trades at or above 105% of the conversion price after our change in control.

Voting rights...............  The holders of preferred stock will not be entitled to any voting rights, except:

                                 .  as required by law;
                                 . to approve amendments to the certificate of designations of the preferred stock which would adversely affect, alter or change the powers, preferences or special rights of the preferred stock; and

                                 . if six quarterly dividends on the shares of preferred stock are accrued and unpaid, the holders of shares of preferred stock, voting as a single class with holders of other series of preferred stock that rank equally or senior to the preferred stock and have similar voting rights, will be entitled to elect at the next annual shareholder meeting two directors on our board to serve until all accumulated and unpaid dividends have been paid or declared and funds have been set aside for their payment.

Ranking.....................
                              The preferred stock will be, with respect to dividend rights and upon liquidation, winding up or dissolution:

                                 . junior to all our existing and future debt obligations;

                                 .  junior to each other class or series of
                                    our capital stock other than (a) our
                                    common stock and any other class or series of our capital stock the terms of which provide that that class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that that class or series will rank on a parity with the preferred stock;

                                 . on a parity with each class or series of our capital stock the terms of which provide that that class or series will rank on a parity with the preferred stock, including (a) $1.0 billion of our 6 3/8% cumulative convertible preferred stock which we issued in a private placement on November 5, 1999, (b) $400 million of our 6 3/8% cumulative convertible preferred stock, series B, which we issued to Hutchison Whampoa Limited upon completion of the transaction described in the second paragraph under "-- Selected historical financial information" on page 2 of the prospectus and (c) $650,000,000 of our 7% cumulative preferred stock which we issued in a private placement on December 15, 1999; and

                                 . senior to our common stock and any other class or series of our capital stock the terms of which provide that that class or series will rank junior to the preferred stock.

Use of proceeds.............  We intend to use the net proceeds of this offering for general corporate purposes, principally capital for the expansion of our business. We may also use a portion of the net proceeds to fund acquisitions of complimentary businesses, products or technologies or to make strategic investments.

Trading.....................
                              Our common stock currently trades on the Nasdaq National Market and the Bermuda Stock Exchange under the symbol "GBLX". We have not applied and do not intend to apply for the listing of the preferred stock on any securities exchange.

                              Concurrent Offering

   Concurrently with this offering, we are also offering shares of our common stock under a separate prospectus supplement. We expect that the aggregate gross proceeds of our common stock offering, if consummated, will be approximately $694 million. Neither offering is conditioned on the other.

                   Selected historical financial information

   On pages 2 through 11 of the accompanying prospectus, we provide selected historical financial information for (1) us, (2) the Global Marine Systems business of Cable & Wireless Plc, which we acquired on July 2, 1999, (3) Frontier Corporation, which we acquired on September 28, 1999, (4) Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc, which we acquired on November 24, 1999 and (5) HCL Holdings Limited, a group of wholly-owned subsidiaries of Hutchison Whampoa, which has been contributed to our Hutchison Global Crossing joint venture.

                              Global Crossing Ltd.
               Selected unaudited pro forma financial information

   On pages 13 through 19 of the accompanying prospectus, we provide unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture.

                                  RISK FACTORS

   Before investing in our shares of common stock, you should carefully consider the risks described below and in the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the prospectus. The prospectus includes important risk factors relating to our business beginning on page 20.

Risk Factors Relating to the Preferred Stock

The preferred stock is subordinated to all our existing indebtedness and will not limit our ability to incur future indebtedness that will rank senior to the preferred stock.

   The preferred stock will be subordinated to all our indebtedness with respect to the payments of interest and amounts distributable upon our dissolution, liquidation or winding up. The terms of the preferred stock will not limit the amount of indebtedness or other obligations that we may incur. Further, we may incur additional indebtedness in order to finance the construction or acquisition of additional fiber optic and telecommunications systems and equipment. That indebtedness will rank senior to the preferred stock.

The preferred stock is structurally subordinated to the obligations of our subsidiaries.

   Because we are a holding company and our assets consist primarily of our equity interests in our operating subsidiaries, our obligations on the preferred stock will be structurally subordinated to all liabilities of our operating subsidiaries. At December 31, 1999, we and our operating subsidiaries had approximately $5,019 million principal amount of long-term indebtedness, of which $1,295 million was secured, and approximately $1,853 million of current liabilities and vendor financing ranking senior to our equity interests in our operating subsidiaries.

   We cannot assure you that, in the event of our dissolution, liquidation, reorganization or winding up, you will receive any portion of your initial investment.

We are currently restricted from paying cash dividends and from redeeming the shares of preferred stock. We also could be prevented in some circumstances from paying dividends in shares of our common stock.

   The terms of the instruments governing our indebtedness and an outstanding series of preferred stock of Global Crossing Holdings restrict our ability to pay cash dividends and to redeem our shares of preferred stock. Our ability to pay cash dividends and redeem our shares of preferred stock will depend on our meeting certain financial criteria, which in turn will require significant improvements in our EBITDA and consolidated net worth. Even if the terms of the instruments governing our indebtedness and preferred stock of Global Crossing Holdings allow us to pay cash dividends and to redeem our shares of preferred stock, we can make those payments only from our "surplus", that is the excess of our total assets over the sum of our liabilities plus the par value of our outstanding capital stock and any share premium attributable to our outstanding capital stock. In addition, we can make cash dividends only if we would, after paying those dividends, be able to pay our liabilities as they become due. We cannot assure you that we will have any surplus. The same test applies before we can pay dividends in shares of our common stock.

Our ability to issue senior preferred stock in the future could adversely affect the rights of holders of preferred stock and our common stock.

   We are authorized to issue additional preferred stock in one or more series on terms that may be determined at the time of issuance by our board of directors. In some instances, a series of preferred stock could include voting rights, preferences as to dividends and liquidation, conversion and redemption rights that will rank senior to the preferred stock, and in all instances, senior to our common stock. The future issuance of preferred stock could effectively diminish or supersede the dividends and liquidation preferences of the preferred stock and adversely affect our common stock.

We cannot assure you that an active trading market will develop for the preferred stock.

   There is no market for the preferred stock. In addition, the liquidity of any trading market in the preferred stock, and the market price quoted for shares of preferred stock, may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects or in the prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the preferred stock, or, if one develops, that the shares of preferred stock will trade at prices higher than the initial offering price.

We may not have sufficient funds to purchase any shares of preferred stock upon a change in control.

   If we become subject to a change in control, subject to limited exceptions, each holder of shares of preferred stock will have the right to require us to purchase all or any part of that holder's shares of preferred stock at a purchase price in cash equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends on those shares to the date of purchase. We will have the option to pay for those shares in shares of our common stock valued at 95% of the average closing sale price of our common stock for the five trading days before and including the third trading day before the repurchase date.

   This right of holders is subject to the obligation of Global Crossing Holdings to (a) repay its debt obligations in full under its corporate credit facility and (b) purchase all of its senior notes and outstanding shares of preferred stock that have been tendered for purchase in connection with a change in control of Global Crossing. In addition, this right of holders is subject to the repurchase or repayment of our future indebtedness which we are required to repurchase or repay in connection with a change in control.

   If Global Crossing Holdings is unable to satisfy the obligations described in the paragraph above, we can either purchase shares of preferred stock that have been tendered to us upon a change in control of Global Crossing in violation of our debt agreements and covenants in connection with the senior notes and preferred stock of Global Crossing Holdings or choose not to purchase any shares of preferred stock. We cannot assure you that Global Crossing Holdings will have sufficient funds available at the time of a change in control to meet those obligations.

   A change in control of Global Crossing may also be an event of default under our other debt agreements and require repayment of that debt in whole or in part as a result of acceleration or otherwise. In that circumstance, we may not have access to sufficient cash to purchase shares of preferred stock tendered to us upon a change in control.

Risk Factors Relating to Our Common Stock

We do not plan on paying dividends in the foreseeable future and, as a result, you will need to sell shares to realize a return on your investment.

   We do not anticipate paying cash dividends on our common stock in the foreseeable future. Our ability to pay dividends is limited by some of our debt instruments. Consequently, you will need to sell shares of our common stock to realize a return on your investment, if any.

Our stock performance may be volatile.

   Historically, the market prices for securities of companies in the telecommunications industry have been highly volatile. A number of factors could cause the market price of our common stock to fluctuate substantially, including:

  .  quarterly variations in operating results;

  .  competition;

  . announcements of technological innovations or new products by us or our competitors;

  .  product enhancements by us or our competitors;

  .  regulatory changes;

  . any differences in actual results and results expected by investors and analysts;

  .  changes in financial estimates by securities analysts; and

  .  other events or factors.

   In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that often has been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

Future sales of our common stock may negatively affect our stock price.

   Future sales of our common stock in the public market could cause our stock price to decline and could impair our ability to raise funds in new stock offerings. Assuming our concurrent common stock offering is completed, without counting (1) any shares that may be issued if the underwriters exercise their over-allotment option in that offering or (2) the shares of our common stock into which the shares of preferred stock we are offering under this prospectus supplement will be convertible, we will have approximately 801,388,176 shares of common stock outstanding and 96,239,506 shares issuable upon exercise of outstanding options and warrants. A substantial number of these shares are "restricted shares" or are held by our affiliates and, accordingly, may not be sold publicly except in compliance with Rule 144. In addition, each of our executive officers and selling shareholders has agreed, subject to specified exceptions, not to offer or sell any shares of our common stock for a period ending (1) 90 days from the date of this prospectus supplement, in the case of our executive officers or (2) May 25, 2000, in the case of selling shareholders who are not executive officers, without the prior written consent of Salomon Smith Barney Inc. and Goldman, Sachs & Co. on behalf of the representatives of the underwriters. However, a significant percentage of these shares are freely tradeable immediately after completion of this offering. Sales of a substantial amount of common stock in the public market, or the perception that sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair our ability to raise funds in additional stock offerings.

You will experience an immediate and substantial dilution if you convert your shares of preferred stock into shares of common stock, because the per share conversion price of your shares of preferred stock is substantially higher than the net tangible book value per share of our common stock.

   If you convert your shares of preferred stock into shares of common stock, you will experience an immediate and substantial dilution because the per share conversion price of your shares of preferred stock is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, to the extent that outstanding options and warrants to purchase common stock are exercised, there could be substantial additional dilution.

You will also experience dilution when we issue additional shares of common stock that we are permitted or required to issue under options, warrants, our stock option plan and our outstanding convertible preferred stock.

   You should be aware that we are permitted, and in some cases obligated, to issue shares of our common stock in addition to the common stock that the shares of preferred stock we are offering under this prospectus supplement may be converted into. If and when we issue those shares, the percentage of our common stock into which your shares of preferred stock may be converted will be diluted. The following is a summary of additional shares of our common stock that we have reserved for issuance as of December 31, 1999:

  . 78,639,506 shares are issuable upon the exercise of options or other benefits under our stock option plan at a weighted average price of $18.76 per share, of which options covering 33,592,901 shares were exercisable as of December 31, 1999;

  . 17,600,000 shares are issuable upon the exercise of outstanding warrants at a weighted average exercise price of $9.50 per share; and

  . 35,317,360 shares are issuable upon conversion of all outstanding shares of our convertible preferred stock, not including any shares of our common stock into which shares of preferred stock we are offering under this prospectus supplement will be convertible.

                                USE OF PROCEEDS

   We estimate the net proceeds from the sale of shares of our preferred stock in this offering will be approximately $967.5 million, after deducting underwriting discounts and commissions and our estimated offering expenses.

   We plan to use our net proceeds from this offering for general corporate purposes, principally capital for the expansion of our business. We may also use a portion of the net proceeds of this offering to fund acquisitions of complementary businesses, products or technologies or to make strategic investments. Currently, there are no material commitments or understandings with respect to any such transactions. Pending those uses, we intend to invest those funds in short-term, investment-grade, interest-bearing instruments. We do not believe we can accurately estimate the amounts to be used for each purpose at this time.

                                DIVIDEND POLICY

   We do not anticipate paying dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock has traded on the Nasdaq National Market under the symbol "GBLX" since our initial public offering in August 1998. The table below presents, for the calendar quarters indicated, the high and low per share closing sale prices of our common stock as reported in the Nasdaq National Market. Share values take into account the two-for-one stock split in the form of a stock dividend effective March 9, 1999. The third quarter 1998 information covers the period between August 14, the date of our initial public offering, through September 30.

                                                                   High   Low
                                                                  ------ ------
Calendar 1998
  Third Quarter.................................................. $12.91 $ 8.00
  Fourth Quarter.................................................  24.28   8.00
Calendar 1999
  First Quarter..................................................  62.63  18.94
  Second Quarter.................................................  64.25  39.63
  Third Quarter..................................................  50.00  20.25
  Fourth Quarter.................................................  55.75  24.81
Calendar 2000
  First Quarter .................................................  61.06  40.94
  Second Quarter (through April 10, 2000)........................ $38.06 $33.06

   On April 10, 2000, the reported closing sale price of our common stock on the Nasdaq National Market was $33 1/16 per share.

                                 CAPITALIZATION

   The following table presents as of December 31, 1999 (1) our actual consolidated capitalization, (2) our capitalization as adjusted to reflect this offering of shares of our preferred stock and (3) our capitalization as adjusted to reflect this offering of shares of our preferred stock and the concurrent offering of shares of our common stock at a public offering price of $33.00 per share.

   You should read this table in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

                                              As of December 31, 1999
                                       ----------------------------------------
                                                                  As adjusted
                                                                    for this
                                                    As adjusted   offering and
                                                     for this    the concurrent
                                         Actual      offering       offering
                                       -----------  -----------  --------------
                                                   (in thousands)
Long-Term Debt........................ $ 5,018,544  $ 5,018,544   $ 5,018,544
Mandatorily Redeemable and Cumulative
 Convertible
 Preferred Stock:
  10 1/2% Mandatorily redeemable
   preferred stock....................     485,947      485,947       485,947
  6 3/8% Cumulative convertible
   preferred stock....................     969,000      969,000       969,000
  6 3/4% Cumulative convertible
   preferred stock....................         --       967,500       967,500
  7% Cumulative convertible preferred
   stock..............................     629,750      629,750       629,750
                                       -----------  -----------   -----------
                                         7,103,241    8,070,741     8,070,741
                                       -----------  -----------   -----------
Shareholders' Equity:
  Common stock........................       7,992        7,992         8,209
  Treasury stock......................    (209,415)    (209,415)     (209,415)
  Additional paid-in capital and other
   shareholders' equity...............   9,578,927    9,578,927    10,267,485
  Retained earnings...................    (158,989)    (158,989)     (158,989)
                                       -----------  -----------   -----------
    Total Shareholders' equity........   9,218,515    9,218,515     9,907,290
                                       -----------  -----------   -----------
    Total Capitalization.............. $16,321,756  $17,286,756   $17,978,031
                                       ===========  ===========   ===========

                                    DILUTION

   Our net tangible book value at December 31, 1999 was approximately $(339) million or $(0.42) per share of common stock. Net tangible book value per share represents the amount of our tangible assets, meaning (1) total assets less intangible assets, (2) reduced by our total liabilities and our mandatorily redeemable preferred stock and (3) divided by the number of shares of common stock outstanding.

   After giving effect to 25,252,400 shares of our common stock covered by this prospectus supplement related to the conversion of the preferred stock at the conversion price of $39.60 per share, our adjusted net tangible book value as of December 31, 1999 would have been approximately $629 million or $0.76 per share. This represents an immediate increase in net tangible book value of $1.18 per share to existing shareholders and an immediate dilution of $38.84 per share to new investors purchasing shares of our common stock under this prospectus. The following table illustrates this per share dilution:

       Conversion price per share...............................         $39.60
         Net tangible book value per share before the
          conversions........................................... $(0.42)
         Increase per share attributable to conversions under
          this prospectus....................................... $ 1.18
                                                                 ------
       Adjusted net tangible book value per share after the
        conversions.............................................         $ 0.76
                                                                         ------
       Dilution per share to new investors......................         $38.84
                                                                         ======

   The above analysis does not give effect to any shares of common stock we are selling in a concurrent offering.

                                    BUSINESS

Business Strategy

   Our strategy is to be the premier provider of global Internet Protocol, which we refer to as "IP", and data services for both wholesale and retail customers. We are building a state-of-the-art fiber optic network that we believe to be of unprecedented global scope and scale to serve as the backbone for this strategy. We believe that our network will enable us to be the low cost service provider in most of our addressable markets.

   We offer a variety of voice, data and Internet services throughout most of North America and Europe. During 2000, we intend to aggressively roll out similar services in Asia, Mexico, Central America and South America.

   In Asia, we will offer these services through our Asia Global Crossing joint venture with Softbank Corp. and Microsoft Corporation. Asia Global Crossing aims to become the first truly pan-Asian carrier to offer worldwide bandwidth and data communications. We believe that Asia Global Crossing will be uniquely positioned to take advantage of the anticipated explosive growth and increasingly favorable regulatory environment in the Asian telecommunications markets.

   In each of our businesses, we intend to expand significantly our current product offerings, with an increasing focus on value-added services. In particular, our GlobalCenter subsidiary will expand its product set to become a single-source e-commerce service solution that will provide web-centric businesses with the high availability, flexibility and scalability necessary to compete in the rapidly expanding digital economy.

Business Combinations

   We established the Asia Global Crossing joint venture on November 24, 1999. We contributed to the joint venture our development rights in East Asia Crossing, an approximately 11,000 mile undersea network that will link several countries in eastern Asia, and our 58% interest in Pacific Crossing, an undersea system connecting the United States and Japan. Softbank and Microsoft each contributed $175 million in cash to Asia Global Crossing. In addition, Softbank and Microsoft committed to make a total of at least $200 million in capacity purchases on our network over a three-year period, expected to be utilized primarily on our Pacific Crossing and East Asia Crossing systems. Softbank and Microsoft have also agreed to use Asia Global Crossing's network in the region, subject to specified conditions.

   Also on November 24, 1999, we completed our acquisition of Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

   On September 28, 1999, we completed the acquisition of Frontier Corporation in a merger transaction valued at over $10 billion, with Frontier shareholders receiving 2.05 shares of our common stock for each share of Frontier common stock. Frontier is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

   On July 2, 1999, we completed our acquisition of the Global Marine Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

Recent Developments

   On March 2, 2000, we announced that Leo Hindery had succeeded Robert Annunziata as our Chief Executive Officer. Mr. Hindery will also continue to serve as Chief Executive Officer of our GlobalCenter subsidiary that provides complex web hosting and Internet infrastructure services. Mr. Annunziata will continue as one of our directors. In addition, on March 2, 2000, we also announced our intentions to create a tracking stock for GlobalCenter, which will continue to complement our worldwide operations.

   On February 29, 2000, we announced that we had concluded an agreement to provide substantial additional capacity to Deutsche Telekom AG. Total capacity sold to Deutsche Telekom is now 35 gigabits per second, or "Gbps", on our Atlantic Crossing fiber-optic system that provides a link between North America and Germany.

   On February 22, 2000, we announced a definitive agreement to acquire IXnet, Inc., a leading provider of specialized IP-based network services to the global financial services community, and its parent company, IPC Communications, Inc., in exchange for shares of our common stock valued at approximately $3.8 billion. Under the terms of the definitive merger agreement, 1.184 of our shares will be exchanged for each IXnet share not owned by IPC, and 5.417 of our shares will be exchanged for each share of IPC. We expect to complete the acquisition in the second quarter of 2000. That acquisition is subject to regulatory approval and customary closing conditions.

   On January 26, 2000, our Asia Global Crossing joint venture announced an agreement to create GlobalCenter Japan, a joint venture with Japan's Internet Research Institute, Inc., which we refer to as "IRI". GlobalCenter Japan will design, develop and construct a media distribution center in Japan providing connectivity worldwide through our network. The joint venture will also develop and provide complex web hosting services, e-commerce support and applications hosting solutions. Asia Global Crossing will own 89% of GlobalCenter Japan, with IRI owning the remaining 11%.

   January 12, 2000, we established a joint venture, called Hutchison Global Crossing, with Hutchison Whampoa Limited to pursue fixed-line telecommunications and Internet opportunities in Hong Kong. For its 50% share, Hutchison Whampoa contributed to the joint venture its building-to-building fixed-line telecommunications network in Hong Kong and a number of Internet-related assets. In addition, Hutchison Whampoa has agreed that any fixed-line telecommunications activities it pursues in China will be carried out by the joint venture. For our 50% share, we provided to Hutchison Whampoa $400 million in our convertible preferred stock, convertible into shares of our common stock at a rate of $45 per share, and committed to contribute to the joint venture international telecommunications capacity rights on our network and certain media distribution center capabilities, which together are valued at $350 million, as well as $50 million in cash. We intend to integrate our interest in Hutchison Global Crossing into Asia Global Crossing.

Services

 General

   We provide services in three principal segments. Our telecommunications services segment offers a variety of integrated telecommunications products and services to customers through our global fiber optic network. Our installation and maintenance services segment, consisting of our Global Marine Systems subsidiary, installs and maintains undersea fiber optic cable systems to carrier customers worldwide. Finally, our incumbent local exchange carrier, which we refer to as "ILEC", services segment provides local communications services through local exchange service providers in 13 states, serving over one million access lines.

 Telecommunications services

   We provide a variety of integrated telecommunications and Internet-based products designed to meet our customer's total communications needs. We provide domestic and international voice services, data products, Internet-based services, structured bandwidth services and other communications products to primarily small to mid-size business customers, web-centric businesses and other telecommunication carriers. Beginning in 2000, we will begin marketing products more intensely to large multinational customers who have bandwidth-intensive applications and international requirements. Those customers demand global end-to-end solutions. We believe we are well positioned to address this market due to the international scope and broadband capacity of our network along with the flexibility of product pricing to maintain competitiveness.

   We offer the following products and services to our customers:

  . Voice: Switched and dedicated outbound voice services for local, domestic, and international traffic.

  . Data Transport: Point-to-point data services in a number of products, including private line, ATM, frame relay, X.25 and Internet access, and varying bandwidth sizes, from fractional T-1 to OC-192.

  . Virtual Private Network or "VPN": Customizable network solutions where our customers create a private network by using our network without purchasing dedicated facilities. In addition, customers have flexibility to change capacity requirements between points over time and reconfigure their VPNs to meet changing requirements.

  . International Private Line or "IPL": Expanded services providing retail customers greater flexibility at reduced cost. We currently provide access to New York, London, Amsterdam, Frankfurt, Paris and Tokyo, with access expected to be available to 18 additional cities within the next six months.

  . Web Hosting Services: A combination of digital distribution services, server co-location, equipment sales, consulting services and professional expertise aimed at supporting customers' mission critical Internet operations. This product is easily scalable to meet customer needs and is marketed primarily by our GlobalCenter subsidiary.

  . Advanced Voice and Data Services: These services combine traditional voice or data products with additional features. Products include calling card, 800/888 toll free services, voice mail, audio conferencing, video conferencing and broadcast fax.

  . Advanced Internet Services: Products include basic dial-up and dedicated Internet access along with web-based applications, such as e-mail hosting, unified messaging, off-site data storage and backup.

  . Structured Bandwidth Services: Historically, we have sold capacity on our systems on an indefeasible right of use, or "IRU", basis, whereby the customer purchased a unit of point to point capacity for the expected economic life of the system, typically in increments of 155 megabits per second, or "Mbps", a unit known as an STM-1. However, with the consummation of our acquisition of Frontier in September 1999, we have begun to derive a significant source of revenue from service offerings involving leases of capacity on our systems in smaller increments and for periods significantly shorter than the expected useful life of the system. From time to time, we also engage in sales of "dark" fiber, i.e., fiber that has not been equipped with the electronic components necessary for telecommunications transmission.

     Payment for long-term leases of capacity or dark fiber is typically made in advance of activation, although in some cases a customer's payments are made in installments over two to four years. For short-term bandwidth services, customers are typically billed on a monthly basis.

     Due to the breadth of our network, we are uniquely positioned to offer worldwide capacity to our customers. Many customers acknowledge that their need for large bandwidth is increasing, but they are often uncertain with regard to the precise routes where their particular growth will take place. In order to stimulate customer loyalty and leverage this uncertainty, we have developed the Global Crossing network offer, which allows customers who can make a multi-year commitment the flexibility to activate capacity where needed, in a "just-in-time" manner, in return for volume discounted pricing. As our network continues to expand, we are exploring other marketing programs that will provide further benefits to our customers and position us as the broadband infrastructure provider of choice.

     Moreover, because our centralized Global Crossing network center, located in The Docklands, London, England, enables us to monitor and direct transmission on our cable systems worldwide, we believe that we have a strategic advantage in being able to more quickly activate capacity for a customer on any of our systems.

  . Switched Services: We provide originating and switched terminating services to long distance carriers over our switched services network. These services are generally offered on a month-to-month basis, and the service is billed on a minutes-of-use basis.

  . Internet Protocol Services: We offer IP services to carriers, Internet service providers, or "ISPs", and other business customers over our global IP network. We offer these services on a month-to-month basis, and we generally bill them on an Mbps basis.

 Installation and maintenance services

   We offer both installation and maintenance services for undersea cable systems through our Global Marine Systems subsidiary. Global Marine Systems has the largest fleet of cable ships in the world, comprised of both maintenance vessels and installation vessels. These vessels operate throughout the world. Since the acquisition, Global Marine Systems added three ships, with five additional ships to enter service early in 2000. Global Marine Systems also announced an agreement with Maersk to charter ships as needed.

   Global Marine Systems' business consists of two components: installation and maintenance.

  . Maintenance: Global Marine Systems is the world's market leader for submarine cable maintenance with 31% of the world market by value in 1999.

     Global Marine Systems' maintenance business is centered around cable system security. Despite optimum route planning and installation, cables are sometimes damaged on the seabed. The maintenance cable ship must be able to retrieve a partially buried cable down to 2,000 meters as well as retrieve and repair a cable from the furthest ocean depths. With cable in water depths of up to 9,000 meters, the cable ship is a specialized vessel designed to operate continuously in the extreme weather conditions found in the major cable routes around the world.

  . Installation: Global Marine Systems' installation business has a market share in excess of 25%, making it a leading competitor in the undersea telecommunications installation industry.

     Revenue from installation is linked to the number of submarine telecommunication cable systems annually installed worldwide. Those systems traverse many types of seabed, including active continental shelves, flat deep-water abyssal plains and mountainous oceanic ridges. The objective when installing cable is to deploy it in such a way as to minimize the risk of damage to the cable either from external threats or from natural wear effects caused by ocean currents and tides. The cable can either be buried into the seabed if protection is required from threats such as fishing and anchoring or it can simply be laid across the surface of the seabed.

 ILEC services

   Our ILEC services segment comprises one of the largest local exchange service providers in the United States. This segment consists of 34 regulated telephone operating subsidiaries in 13 states, serving in excess of one million access lines. Those services are marketed under the name Frontier Telephone, a Frontier Communications Company. The local exchange carriers provide local, toll, access and resale services, sell, install and maintain customer premises equipment and provide directory services. Our ILEC services segment excludes local services provided by our subsidiaries authorized as competitive local exchange carriers, or "CLECs", which services are included in our telecommunications services segment. Generally speaking, ILECs tend to be the original provider of local exchange service in a given area and, accordingly, receive a greater degree of regulation than do CLECs and other carriers without market power.

   We have installed advanced digital switching platforms throughout all of our switching network, making it one of the first in the industry to be served by an entirely digital network for our local exchange companies. We have achieved substantial cost reductions through the elimination of duplicative services and procedures and the consolidation of administrative functions. We believe that additional cost reductions may be obtainable from advanced switching platforms and outside plant delivery systems. We intend to pursue additional gains in productivity by investing in these technologies where feasible and by reengineering customer service processes.

   Of the approximately 1,072,000 access lines in service on December 31, 1999, 737,000 were residential lines and 335,000 were business lines. Long distance network service to and from points outside of the telephone companies' operating territories is provided by interconnection with the facilities of interexchange carriers.

   We are pursuing several alternatives to provide expanded broadband capabilities to our customers. To date, we have installed over 31,000 fiber miles of fiber based network facilities, totaling more than 930 route miles, in the Rochester, New York area to provide our customers with enhanced capacity and to enable us to offer new products. We provide expanded broadband services to select customers, including video-distance learning arrangements for educational institutions and access to SONET based fiber rings for major business customers. In addition to these offerings, we plan to aggressively begin marketing Digital Subscriber Line, or "DSL", services in 2000.

   In connection with our integration strategy, we have developed a program known as "Frontier Long Distance", whereby our local exchange companies resell our integrated services. We believe that many customers prefer the convenience of obtaining their long distance service through their local telephone company and receiving a single bill. Frontier Long Distance is currently offered in the product lines of most of our local telephone exchange companies.

The Global Crossing Network

   The fiber optic cable systems that we have completed or that are under development will form a state-of-the-art interconnected worldwide high capacity fiber optic network. The following systems are currently in service:

  . Atlantic Crossing-1, which we refer to as "AC-1", an undersea system connecting the United States and Europe;

  . North American Crossing, which we refer to as "NAC", formerly part of Frontier, a terrestrial system connecting major cities in the United States;

  . Pan European Crossing, which we refer to as "PEC", a primarily terrestrial system connecting major European cities to AC-1;

  . Racal Telecom Network, a terrestrial network in the United Kingdom to be operated in conjunction with PEC;

  . Pacific Crossing, which we refer to as "PC-1", an undersea system connecting the United States and Japan;

  . Global Access Ltd., which we refer to as "GAL", a terrestrial system connecting a number of major cities in Japan to PC-1;

  . Hutchison Global Crossing, which we refer to as "HGC", a terrestrial network in Hong Kong, connecting to East Asia Crossing; and

  . Mid-Atlantic Crossing, which we refer to as "MAC", an undersea system connecting the eastern United States and the Caribbean.

   The following systems are in varying stages of development:

  . Atlantic Crossing-2, which we refer to as "AC-2", an undersea system that will connect the United States and Europe;

  . East Asia Crossing, which we refer to as "EAC", an undersea system that will connect several countries in Asia to PC-1;

  . Pan American Crossing, which we refer to as "PAC", a primarily undersea system that will connect the western United States, Mexico, Panama, Venezuela and the Caribbean; and

  . South American Crossing, which we refer to as "SAC", an undersea and terrestrial system that will connect the major cities of South America to MAC, PAC and the rest of our network.

   Although many of these fiber optic cable systems are wholly-owned, some are being developed through joint ventures with one or more partners. EAC and our 58% economic interest in PC-1 are being developed through our Asia Global Crossing joint venture, for which we are responsible for management and operation. In addition, we expect to construct parts of the terrestrial portion of SAC through joint venture arrangements, and terrestrial connectivity to PAC in Mexico will similarly be developed through a joint venture. We will be responsible for management and operation of these entities. Finally, we own a 50% interest in Hutchison Global Crossing and a 49% interest in Global Access Ltd., which is constructing GAL. Management and operation of these two entities will be performed by or with our joint venture partners.

   All of our undersea systems are equipped with state-of-the-art dense wave division multiplexing, or "DWDM", technology, a method of increasing the amount of a cable's transmission capacity through installation of electronic equipment at cable landing stations and without requiring the undersea cable to be physically handled.

   The twin operations and management centers for the Global Crossing network are the customer care center, located in Bermuda, and the Global Crossing network center, located in The Docklands, London, England. These two facilities provide complete customer support, from provisioning and assistance to billing. From the Global Crossing network center, our technicians and network managers monitor and control all undersea cable systems, shore station equipment and terrestrial facilities worldwide. The Global Crossing network center began operations in the fourth quarter of 1999.

Network Systems

 Atlantic Crossing

   AC-1, our first undersea fiber optic cable in the Atlantic region, is an approximately 9,000 mile, four fiber pair self-healing ring that connects the United States and Europe with landing stations in the United States, the United Kingdom, the Netherlands and Germany. The full ring currently offers 80 Gbps of service capacity and is being upgraded to offer 140 Gbps. AC-1 started service on its United States to United Kingdom segment during May 1998, and the full system was completed during February 1999.

   On February 17, 2000, we announced that we had entered into an agreement with Level 3 Communications, Inc. to co-build an additional high-capacity, fiber optic transatlantic cable. Our two fiber pairs in the cable, to be called AC-2, will provide us with an additional 560 Gbps of capacity along this route. AC-2 will be integrated with the two cables of AC-1, providing AC-2 with self-healing capabilities. The new cable is expected to be in service in September 2000. In addition, Level 3 Communications, Inc. agreed to acquire capacity on AC-1 to provide Level 3 Communications, Inc. with self-healing ring circuitry.

 North American Crossing

   We acquired NAC, formerly the Frontier Optronics Network, as a result of our September 1999 merger with Frontier Corporation. The core fiber network, offering more than 13,000 route miles of optical fiber capacity, was completed in August 1999. The full network, consisting of approximately 20,000 route miles, is expected to be completed by the end of March 2000.

 Pan European Crossing

   Upon completion, PEC will consist of eight self-healing rings offering connectivity between AC and 41 major European metropolitan centers. Phase I of this system, connecting 13 cities, was completed in December 1999. The complete system, expected to consist of approximately 13,400 miles with 24 to 72 fiber pairs as well as spare conduits, is anticipated to be completed by early 2001.

   We intend to operate the Racal Telecom Network in conjunction with PEC. Acquired in November 1999, the Racal Telecom Network is one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,500 route miles of fiber and reaching more than 2,000 cities and towns.

 Pacific Crossing

   PC-1, our first undersea fiber optic cable in the Pacific region, is being developed as an approximately 13,100 mile, four fiber pair self-healing ring connecting California and Washington in the western United States with two landing sites in Japan. The PC-1 self-healing ring is designed to operate initially at 80 Gbps of service capacity, upgradable to a minimum of 160 Gbps. The first segment of PC-1 commenced service in December 1999 and the full system is anticipated to be completed in July 2000.

 Global Access Ltd.

   GAL is an approximately 1,000 mile fiber optic terrestrial system in Japan that, among other things, will connect the PC-1 cable stations with Tokyo, Osaka and Nagoya, Japan. The first phase of GAL's development was completed in December 1999, with the full system anticipated to be completed by the third quarter of 2000.

 Hutchison Global Crossing

   Hutchison Global Crossing owns and operates a building-to-building fixed-line telecommunications network in Hong Kong and a number of Internet-related assets. The fiber optic network as of December 1999 extended over 400 miles and is expected to be expanded during 2000. In addition, any fixed-line telecommunications activities that Hutchison Whampoa pursues in China will be carried out by the joint venture.

 Mid-Atlantic Crossing

   MAC is an approximately 4,700 mile two fiber pair self-healing ring connecting New York, the Caribbean and Florida. MAC connects to AC via its cable station in Brookhaven, New York, to NAC via its cable stations in Brookhaven and in Hollywood, Florida and to SAC and PAC via its cable station in St. Croix, United States Virgin Islands. This system is being designed to operate initially at 20 Gbps of service capacity, upgradable to a minimum of 40 Gbps. MAC commenced service in January 2000, with the full system anticipated to be completed during 2000.

 East Asia Crossing

   EAC will be an approximately 11,000 mile terrestrial and undersea cable system, Phase I of which will link Japan, Taiwan, South Korea and Hong Kong, and Phase II of which is expected to further link Singapore, Malaysia and the Philippines. EAC is being designated to operate initially at 80 Gbps of service capacity, upgradable to a minimum of 1,200 Gbps. The first segment of EAC's development, linking Japan and Hong Kong, is expected to be completed by December 2000, with the full Phase I system anticipated to be completed by June 2001.

 Pan American Crossing

   PAC will be an approximately 6,000 mile two fiber pair cable system connecting California, Mexico, Panama, Venezuela and the Caribbean. PAC will interconnect with PC- 1 and NAC through our landing station in Grover Beach, California, with MAC through our landing station in St. Croix, United States Virgin Islands and with SAC through our landing station in Fort Amador, Panama. PAC is being designed to operate initially at 20 Gbps of service capacity, upgradable to a minimum of 40 Gbps. PAC is anticipated to commence service during 2000.

   In connection with PAC, we own a 49% interest in Global Crossing Landing Mexicana, S. de R.L. de C.V., a joint venture company jointly owned with an affiliate of Bestel, S.A. de C.V., that will provide approximately 2,200 miles of terrestrial connectivity in Mexico and connect to the PAC system.

 South American Crossing

   SAC will be an approximately 9,900 mile undersea and 1,500 mile terrestrial fiber optic network directly linking the major cities of South America through MAC and PAC to the United States, Mexico, Central America, the Caribbean, Asia and Europe. We plan to build SAC in three phases. The first two phases, providing Argentina and Brazil with connectivity to the Global Crossing Network, are scheduled to commence service in the fourth quarter of 2000. The final phase, completing the loop around the continent, is scheduled for completion in the first quarter of 2001. Initially, SAC is expected to have a capacity of 40 Gbps and to be upgradable to a minimum of 80 Gbps.

   The undersea portion of SAC will constitute a state-of-the-art four-fiber pair, self-healing ring, expected to connect to landing sites at St. Croix; Fortaleza, Rio de Janeiro and Santos, Brazil; Las Toninas, Argentina; Valparaiso, Chile; Lurin, Peru; Buenaventura, Colombia; and Fort Amador, Panama. Terrestrial segments are expected to connect to most major South American cities, including Rio de Janeiro, Sao Paulo, Buenos Aires, Santiago, Lima, Cali and Bogota. The SAC ring is expected to be completed on its southern-most end by a terrestrial link across the Andes between Las Toninas and Valparaiso. The PAC system from Panama to St. Croix is expected to complete the ring.

Additional Business Opportunities

   In addition to the core components of the Global Crossing network, we also intend from time to time to make strategic investments and other contractual arrangements to better enable us to expand our offerings of products and services. Some of these opportunities include:

   NextWave. We have agreed to make an equity investment in NextWave Telecom Inc. as part of NextWave's plan of bankruptcy reorganization, subject to certain conditions relating to NextWave's retaining communications licenses from the Federal Communications Commission. In addition, we have entered into a strategic services agreement with NextWave making us the preferred provider of backhaul, long distance backbone, web-hosting and other communications services to NextWave. NextWave plans to deploy a wireless telecommunications network specifically designed to provide next generation wireless services, including Internet access.

   Telergy. We have entered into an agreement with Telergy, Inc., under which we have acquired 96 strands of fiber throughout the New York area on Telergy's 100-mile New York City network. In addition, the agreement provides us with an ownership position in Telergy and representation on its board of directors. We and Telergy have also agreed to explore co-build opportunities in the northeastern United States and to seek to utilize the Telergy network as needed for redundancy and termination of Global Crossing traffic in certain areas.

   Africa ONE. We have been selected to provide marine operations and to act as project manager of Africa ONE, an estimated $1.6 billion cable system consisting of a self-healing ring around the continent of Africa. We do not intend to make an equity investment in this system.

Principal Customers

   Although we have greatly expanded the number of products and services that we offer to our customers, our principal customers to date have been licensed telecommunications providers, including post, telephone and telegraph companies, Internet service providers and established and emerging telecommunications companies, that have purchased significant amounts of capacity on our systems worldwide. Significant customers in our telecommunications services segment include Deutsche Telekom, MCI Worldcom, Level 3 Communications, KPN Qwest, Teleglobe, Telia, British Telecom, Viatel and AT&T. In addition, the largest of our web hosting customers include Yahoo!, The Motley Fool, Ziff-Davis, MP3.com and eToys.

Principal Suppliers

   Our principal suppliers are the companies that are constructing the various cable systems that comprise the Global Crossing Network. Tyco Submarine Systems Ltd., which we refer to as "TSSL", completed construction of AC-1; is responsible for the design and installation of PAC; together with Alcatel, is responsible for design and installation of MAC; and, together with Kokusai Denshin Denwa-Submarine Cable Systems, which we refer to as "KDD-SCS", as a subcontractor, is responsible for design and installation of PC-1. Alcatel is responsible for the design and construction of SAC, while KDD-SCS is responsible for the design and construction of the first phase of EAC. We utilize multiple suppliers for terrestrial systems.

Competition

 Telecommunications services

   The telecommunications industry is highly competitive. Many of our existing and potential competitors, particularly in our telecommunications services markets, compete with significantly greater financial, personnel, marketing and other resources and have other competitive advantages.

   The telecommunications industry is in a period of rapid technological evolution, marked by increasing fiber and satellite transmission capacity, new technologies and the introduction of new products and services. For instance, recent technological advances enable substantial increases in transmission capacity of both new and existing fiber, which could affect capacity supply and demand. Also, the introduction of new products or emergence of new technologies may reduce the cost or increase the supply of certain services similar to those we provide.

   High initial network cost and low marginal costs of carrying long distance traffic have led to a trend among non-facilities-based carriers to consolidate in order to achieve economies of scale. This consolidation could result in larger, better-capitalized competitors. However, we believe that owning our own network will offer an advantage over carriers that lease network capacity.

   Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996 have allowed significant new competitors to enter the industry, including local exchange carriers, previously prohibited from the inter-state market.

   In recent years, competition has increased dramatically in all areas of our communications services market. Our primary competitors include Qwest, AT&T, Sprint and MCI WorldCom and foreign PTTs, all of whom have extensive experience in the long distance market. The impact of continuing consolidation in the industry is uncertain. In addition, pursuant to the Telecommunications Act, local exchange carriers, including Bell Atlantic, have begun to enter the long distance market in their home service areas.

   As we expand our business into Internet protocol services, we are also competing with a wide range of companies that provide web hosting, Internet access and other Internet protocol products and services. Significant competitors include IBM, GTE, UUNet which is a subsidiary of MCI WorldCom, Digex and Exodus. In addition, many smaller companies have entered the market for web-based services.

   The routes addressed by our systems are currently served by several cable systems as well as satellites. Primary future sources of transatlantic competition for us may result from, among others, (1) TAT-14, a transatlantic cable system which is being developed by its consortium members, including British Telecom,

AT&T, France Telecom and Deutsche Telekom, (2) Flag Atlantic-1, a transatlantic system which is being developed by Flag Telecom and Global Telesystems Group Inc., (3) a transatlantic cable system being developed by Level 3 (the other half of the cable we are co-building as AC-2); and (4) Hibernia, a transatlantic cable system being developed by 360networks.

   Similarly, we expect to face competition in the transpacific market from, among others, (1) the China-U.S. Cable Network, a transpacific system being developed as a "private cable system" by fourteen large carriers, including SBC Communications Inc., MCI WorldCom Inc., AT&T and Sprint, most of which have traditionally sponsored consortium cables and (2) the Japan-U.S. Cable Network, a transpacific system being developed by a consortium of major telecommunications carriers, including MCI WorldCom Inc., AT&T, Kokusai Denshin Denwa Co. Ltd., Nippon Telegraph and Telephone Corp., Cable & Wireless and GTE.

   In addition, we will face competition on PEC, our trans-European network. There are several carriers, including Viatel, KPN-Qwest, MCI WorldCom, Inc., a joint venture between Deutsche Telekom and France Telecom, British Telecom, Global Telesystems Group and a joint venture between Level 3 and COLT Telecom Group plc, which are currently planning or building trans-European network assets.

   We also face competition for our SAC network in South America. At least six other systems are planned to be completed in the region by the third quarter of 2001, including two consortium cables, Americas-2 and Atlantis-2; Atlantica-1, a ring network being constructed by GlobeNet connecting Venezuela, Brazil, and, through terrestrial cables, Argentina to North America; and SAm-1, a ring system being constructed by Telefonica S.A. and TSSL connecting Brazil, Argentina, Chile, Peru and Colombia to the United States. In addition, we may face competition from existing and planned regional systems and satellites on our MAC and PAC routes, where entrants are vying for purchases from a small but rapidly growing customer base.

   In addition to the systems mentioned above, several other regional and global systems are being developed, most notably by TSSL, which has recently announced its plans to build a worldwide cable network, and Project Oxygen, a global system being evaluated by the CTR Group, Ltd.

   In the United States, there are several facilities-based long distance fiber optic networks competing with our NAC cable system, including those of AT&T, Sprint, MCI WorldCom, Qwest, GTE, Broadwing Communications, Level 3 Communications and Williams Communications.

 Installation and maintenance services

   Although Global Marine Systems is the world's largest undersea cable installation and maintenance company, with approximately 25% of the industry's total vessels, it faces potential competition not only from existing market participants but also from potential new entrants. There are currently three other major supply companies in the undersea cable industry: TSSL, Alcatel and KDD-SCS. Pirelli also has a presence in the industry, and there are a number of smaller suppliers which have focused primarily on regional routes or non-repeatered systems. It is unclear whether TSSL will continue to provide significant installation and maintenance services to others following its announcement that it is constructing its own worldwide cable network.

 ILEC services

   We face many competitors in the provision of equipment and facilities used in connection with our local exchange networks, as this market has become increasingly competitive in recent years. The market for the provision of local services itself is now competitive in Rochester, New York, as a result of the Open Market Plan, and the Telecommunications Act is likely to result in significantly greater competition in other markets. Our telephone properties outside the Rochester, New York, area are experiencing competition in limited areas.

   Long distance companies largely access their end user customers through interconnection with local exchange companies. These long distance companies pay access fees to the local exchange companies for these services. The provision of access services in Rochester and elsewhere by our ILEC services segment is considered to be competitive.

                         DESCRIPTION OF PREFERRED STOCK

   The following section describes all the material terms of the preferred stock, but does not purport to be complete and is subject to and qualified in its entirety by reference to the certificate of designations relating to the preferred stock. We have filed the certificate of designations as an exhibit to the registration statement of which this prospectus supplement is a part. You may also obtain a copy of the certificate of designations by contacting us at the address provided under "Where You Can Find More Information" on page ii.

General

   At the consummation of this offering, we will issue 4,000,000 shares, or up to 4,600,000 shares if the underwriters exercise their over-allotment option, of 6 3/4% cumulative convertible preferred stock, $0.01 par value per share and $250.00 liquidation preference per share. When issued, the shares of preferred stock will be validly issued, fully paid and nonassessable.

   The holders of the shares of preferred stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or any other of our securities.

Ranking

   The preferred stock will rank, with respect to dividend rights and upon liquidation, winding up and dissolution:

     .  junior to all our existing and future debt obligations;

     . junior to "senior stock", which is each other class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that that class or series will rank junior to the preferred stock and (b) any other class or series of our capital stock the terms of which provide that that class or series will rank on a parity with the preferred stock;

     . on a parity with "parity stock", which is our 6 3/8% cumulative convertible preferred stock, our 6 3/8% cumulative convertible preferred stock, series B, our 7% cumulative convertible preferred stock and each other class or series of our capital stock that has terms which provide that that class or series will rank on a parity with the preferred stock;

     . senior to "junior stock", which is our common stock and each class or series of our capital stock that has terms which provide that that class or series will rank junior to the preferred stock.

   The terms "senior stock", "parity stock" and "junior stock" include warrants, rights, calls or options exercisable for or convertible into that type of stock.

Dividends

   The holders of the shares of preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends per share at the annual rate of 6 3/4% of the $250.00 liquidation preference per share of preferred stock. The dividend rate is equivalent to $16.88 per share annually. The right of the holders of the shares of preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

   Dividends are payable in equal amounts on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2000. If any of those dates is not a business day, then dividends will be payable on the next succeeding business day. Dividends will accrue from the most recent date as to which dividends will have been paid or, if no dividends have been paid, from the date of the original issuance of the shares of preferred stock. The first dividend period will begin on April 14, 2000. Dividends will be payable to holders of record as they appear in our stock records at the close of business on March 31, June 30, September 30 and December 31 of each year or on a record date which will be fixed by our board of directors and which will be not more than 60 days and not less than 10 days before the applicable quarterly dividend payment date. Dividends will be cumulative from each quarterly dividend payment date, whether or not we will have funds legally available for the payment of those dividends. Accumulations of dividends on shares of preferred stock will not bear interest. Dividends payable on the shares of preferred stock for any period shorter than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

   Dividends on the shares of preferred stock will be payable in cash. We will have the option to pay all or any part of a dividend by delivering shares of our common stock to the transfer agent. In this case, we must deliver to the transfer agent a number of shares of our common stock which, when resold by the transfer agent, will result in net cash proceeds sufficient to pay the applicable dividend in cash to the holders of the shares of preferred stock. The holders of shares of preferred stock will not receive any shares of our common stock as a dividend. If the proceeds of any resale of shares of our common stock do not result in sufficient cash proceeds to pay a dividend, we will promptly provide cash to the transfer agent in an amount equal to the difference between the amount of the dividend and the proceeds of that resale. All shares of common stock that we may deliver to the transfer agent as provided in this paragraph for the payment of dividends will be registered under the Securities Act.

   We will not (1) declare or pay any dividend on or (2) set apart any sum for the payment of dividends on any outstanding shares of preferred stock with respect to any dividend period unless we have declared and paid or have declared and set apart a sufficient sum for the payment of all dividends on all outstanding shares of this issue of preferred stock for all preceding dividend periods.

   We will not (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any junior stock or parity stock or (2) redeem, purchase or otherwise acquire for consideration junior stock or parity stock through a sinking fund or otherwise, unless we have paid or set apart funds for the payment of all accrued and unpaid dividends with respect to the shares of this issue of preferred stock and any parity stock at the time those dividends are payable. As an exception to clause (1) of this paragraph, we will be able to (a) declare and pay dividends on junior stock or parity stock which are payable solely in shares of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock, or by the increase in the liquidation value of junior stock or parity stock and (b) redeem, purchase or otherwise acquire junior stock or parity stock in exchange for consideration consisting of parity stock or junior stock, in the case of parity stock, or junior stock, in the case of junior stock.

Redemption

 Optional Redemption

   Except as provided below under "--Tax Redemption", we may not redeem any shares of preferred stock before April 17, 2005. After that date, we will have the option to redeem for cash any or all shares of preferred stock, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, at the following redemption prices, expressed as a percentage of the liquidation preference per share, plus accumulated and unpaid dividends to the date of redemption, beginning on the dates specified below:

                                                                      Redemption
       Period                                                           Price
       ------                                                         ----------
       April 17, 2005................................................  103.375%
       April 15, 2006................................................  102.700%
       April 15, 2007................................................  102.025%
       April 15, 2008................................................  101.350%
       April 15, 2009................................................  100.675%
       April 15, 2010 and thereafter.................................  100.000%

 Tax Redemption

   For purposes of this section, "additional amounts" means amounts that we must pay to the holders of the shares of preferred stock as additional dividends, to make up for any deduction or withholding for any present or future taxes, assessments or other governmental charges imposed by any jurisdiction, political subdivision or taxing authority described in the second sentence of the fourth paragraph of this section in respect of any amounts that we or a successor corporation must pay with respect to the shares of preferred stock, so that the net amounts paid to the holders of the shares of preferred stock, after that deduction or withholding, will be not less than the amount specified in those shares. However, we will not be obligated to pay additional amounts to any holder that:

     . resides in or is a citizen of the jurisdiction, political subdivision or taxing authority imposing the taxes, assessments or other governmental charges that would otherwise trigger our obligation to pay additional amounts; or

     . is a fiduciary, partnership or limited liability company if, and to the extent that, the payment of additional amounts would be required by a jurisdiction, political subdivision or taxing authority described in the second sentence of the fourth paragraph of this section to be included in the income for tax purposes of a beneficiary or settlor with respect to that fiduciary or a member of that partnership or limited liability company who would not have been entitled to any additional amounts had that beneficiary, settlor or member held those shares of preferred stock directly.

   In addition, we will not be obligated to pay any additional amounts to a holder on account of:

     . any tax, assessment or other governmental charge that would not have been imposed but for (a) the existence of any present or former connection between the holder, or certain other persons, and the taxing jurisdiction or political subdivision, (b) the presentation of shares of preferred stock for payment after a specified time period or (c) the presentation of shares of preferred stock for payment in Bermuda or any political subdivision of or in Bermuda, unless those shares could not have been presented for payment elsewhere;

     . any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

     . any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of the liquidation preference of or any dividends on the shares of preferred stock;

     . any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the shares of preferred stock to comply with a request by us to (a) provide information, documents or other evidence concerning the nationality, residence or identity of the holder or beneficial owner or (b) make and deliver any declaration or other similar claim, other than a claim for refund of a tax, assessment or other governmental charge withheld by us, or satisfy any information or reporting requirements, which, in the case of clauses (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assesment or other governmental charge; or

     .  any combination of the items identified by bullet points above.

   We will have the option to redeem for cash any or all shares of preferred stock at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first-class mail to each holder's registered address, at 100% of the liquidation preference per share plus accumulated and unpaid dividends to the date of redemption, if there is a "change in tax law" that would require us or any successor corporation to pay additional amounts with respect to the shares of preferred stock on the next succeeding dividend payment date, and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor corporation.

   A "change in tax law" that would trigger the provisions of the preceding paragraph would be (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings or (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction, other than the United States, from or through which we or our paying agent is making payments on the shares of preferred stock or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction, other than the United States, in which we or a successor corporation is organized or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

   In addition, we will have the option to redeem for cash any or all shares of preferred stock at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice sent by first-class mail to each holder's registered address, at 100% of the liquidation preference per share plus accumulated and unpaid dividends to the date of redemption, if the entity formed by a consolidation, merger or amalgamation involving Global Crossing or the entity to which we convey, transfer or lease substantially all our properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of shares of preferred stock as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease.

 Provisions Relating to the Optional and Tax Redemption

   In the case of any partial redemption, we will select the shares of preferred stock to be redeemed on a pro rata basis, by lot or any other method that we, in our discretion, deem fair and appropriate. However, we may redeem all the shares held by holders of fewer than 100 shares or who would hold fewer than 100 shares as a result of the redemption.

   If the redemption date falls after a dividend payment record date and before the related dividend payment date, the holders of the shares of preferred stock at the close of business on that dividend payment record date will be entitled to receive the dividend payable on those shares on the corresponding dividend payment date, even if those shares are redeemed after that dividend payment record date.

 Mandatory Redemption

   On April 15, 2012, we will be obligated to redeem all outstanding shares of preferred stock for cash, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, at 100% of the liquidation preference per share, plus accumulated and unpaid dividends to the date of redemption.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of Global Crossing or a reduction or decrease in our capital stock resulting in a distribution of assets to the holders of any class or series of our capital stock, each holder of shares of preferred stock will be entitled to payment out of our assets available for distribution of an amount equal to the then effective liquidation preference per share of preferred stock held by that holder, plus all accumulated and unpaid dividends on those shares to the date of that liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any junior stock, including our common stock, but after any distributions on any of our indebtedness or shares of our senior stock. After payment in full of the liquidation preference and all accumulated and unpaid dividends to which holders of shares of preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of Global Crossing or a reduction or decrease in our capital stock, the amounts payable with respect to shares of preferred stock and all other parity stock are not paid in full, the holders of shares of preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

   Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of Global Crossing with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into Global Crossing will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Global Crossing or a reduction or decrease in our capital stock.

   We are not required to set aside any funds to protect the liquidation preference of the shares of preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the preferred stock.

Voting Rights

   Except as required under Bermuda law or as provided in the certificate of designations, the holders of the shares of preferred stock will not be entitled to vote on any matter as our shareholders, except as follows:

    (1) The affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock, voting with holders of shares of all other series of preferred stock affected in the same way as a single class, in person or by proxy, at a special or annual meeting called for that purpose, or by written consent in lieu of meeting, will be required to amend, repeal or change any provisions of the certificate of designations in any manner which would adversely affect, alter or change the powers, preferences or special rights of the preferred stock and any of those securities affected in the same way. With respect to any matter on which the holders are entitled to vote as a separate class, each share of preferred stock will be entitled to one vote.

    (2) If at any time the equivalent of six quarterly dividends payable on the shares of preferred stock are accrued and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding shares of preferred stock and any parity stock or senior stock having similar voting rights then exercisable, voting separately as a single class without regard to series, will be entitled to elect at the next annual meeting of our shareholders two directors to serve until all dividends accumulated and unpaid on any of those voting shares have been paid or declared and funds set aside to provide for payment in full. In exercising the voting rights described in this paragraph, each outstanding share of preferred stock will be entitled to one vote.

   The creation, authorization or issuance of any other class or series of our capital stock or the increase or decrease in the amount of authorized capital stock of any of those classes or series or of the preferred stock, or any increase, decrease or change in the par value of any class or series of capital stock, including the preferred stock, will not require the consent of the holders of the preferred stock and will not be deemed to affect adversely, alter or change the powers, preferences and special rights of the shares of preferred stock.

Conversion Rights

   Each share of preferred stock will be convertible at any time and from time to time, at the option of the holder, into fully paid and nonassessable shares of our common stock. The number of shares of common stock deliverable upon conversion of a share of preferred stock, adjusted as provided under "-- Adjustments to the Conversion Price" on page S-29, is referred to in this document as the "conversion ratio". The conversion ratio will be 6.3131 and will equal the ratio the nominator of which will be the $250.00 liquidation preference per share and the denominator of which will be the conversion price. The initial conversion price will be $39.60, subject to adjustment from time to time.

   A holder of shares of preferred stock may convert any or all of those shares by surrendering to us at our principal office or at the office of the transfer agent, as may be designated by our board of directors, the certificate or certificates for those shares of preferred stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with the provisions of this section and specifying the name or names in which the holder wishes the certificate or certificates for shares of common stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of shares of preferred stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and nonassessable full shares of our common stock to which the holder, or the holder's transferee, of shares of preferred stock being converted will be entitled and (b) if less than the full number of shares of preferred stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of preferred stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of common stock and accrued and unpaid dividends with respect to the shares of preferred stock being converted, and the person entitled to receive the shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.

   If a holder of shares of preferred stock exercises conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of redemption, but those shares will continue to be entitled to receive all accrued dividends which the holder is entitled to receive through the last preceding dividend payment date. Any accrued and unpaid dividends will be payable by us as and when those dividends are paid to any remaining holders or, if none, on the date which would have been the next succeeding dividend payment date had there been remaining holders or at a later time when we believe we have adequate available capital under applicable law to make such a payment. However, shares of preferred stock surrendered for conversion after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend declared in respect of those shares.

   In case any shares of preferred stock are to be redeemed, the right to convert those shares of preferred stock will terminate at the close of business on the business day immediately preceding the date fixed for redemption unless we default in the payment of the redemption price of those shares.

   In connection with the conversion of any shares of preferred stock, no fractions of shares of common stock will be issued, but we will pay a cash adjustment in respect of any fractional interest in an amount equal to (a) the fractional interest multiplied by the liquidation preference per share, divided by (b) the conversion price. If more than one share of preferred stock will be surrendered for conversion by the same holder at the same time, the number of full shares of common stock issuable on conversion of those shares will be computed on the basis of the total number of shares of preferred stock so surrendered.

   We will at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of preferred stock a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding shares of preferred stock if necessary to permit the conversion of all outstanding shares of preferred stock. Before the delivery of any securities which we will be obligated to deliver upon conversion of the preferred stock, we will comply with all applicable federal and state laws and regulations which require action to be taken by us. All shares of common stock delivered upon conversion of the preferred stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

Adjustments to the Conversion Price

   The conversion price will be subject to adjustment from time to time as follows:

    (1) Stock splits and combinations. In case we, at any time or from time to time after the issuance date of the shares of preferred stock (a) subdivide or split the outstanding shares of our common stock, (b) combine or reclassify the outstanding shares of our common stock into a smaller number of shares or (c) issue by reclassification of the shares of our common stock any shares of our capital stock, then the conversion price in effect immediately prior to that event or the record date for that event, whichever is earlier, will be adjusted so that the holder of any shares of preferred stock thereafter surrendered for conversion will be entitled to receive the number of shares of our common stock or of our other securities which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of preferred stock been surrendered for conversion immediately before the occurrence of that event or the record date for that event, whichever is earlier.

    (2) Stock dividends in common stock. In case we, at any time or from time to time after the issuance date of the shares of preferred stock, pay a dividend or make a distribution in shares of our common stock on any class of our capital stock other than dividends or distributions of shares of common stock or other securities with respect to which adjustments are provided in paragraph (1) above, and the total number of shares constituting the dividend or distribution exceeds 25% of the total number of shares of common stock outstanding at the close of business on the record date fixed for determination of shareholders entitled to receive the dividend or distribution, the conversion price will be adjusted so that the holder of each share of preferred stock will be entitled to receive, upon conversion of that share, the number of shares of our common stock determined by multiplying (a) the conversion price by (b) a fraction, the numerator of which will be the number of shares of common stock outstanding and the denominator of which will be the sum of that number of shares and the total number of shares issued in that dividend or distribution. In case the total number of shares constituting that dividend or distribution does not exceed 25% of the total number of shares of common stock outstanding at the close of business on the record date fixed for that dividend or distribution, the shares of common stock will be considered to be issued at the time of any such next succeeding dividend or other distribution in which the number of shares of common stock issued, together with the number of shares issued in all previous such dividends and distributions, will exceed such 25%.

    (3) Issuance of rights or warrants. For purposes of this paragraph and paragraph (4), "current market price" means the average of the daily closing prices for the five consecutive trading days selected by our board of directors beginning not more than 20 trading days before, and ending not later than the date of the applicable event described in this paragraph and the date immediately preceding the record date fixed in connection with that event. In case we issue to all holders of our common stock rights or warrants expiring within 45 days entitling those holders to subscribe for or purchase our common stock at a price per share less than the current market price, the conversion price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive those rights or warrants will be reduced by multiplying the conversion price by a fraction, the numerator of which is the sum of the number of shares of our common stock outstanding at the close of business on that record date and the number of shares of common stock that the aggregate offering price of the total number of shares of our common stock so offered for subscription or purchase would purchase at the current market price and the denominator of which is the sum of the number of shares of common stock outstanding at the close of business on that record date and the number of additional shares of our common stock so offered for subscription or purchase. For purposes of this paragraph (3), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of our common stock will be deemed to be the issuance of rights or warrants to purchase shares of our common stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon conversion of those securities into shares of our common stock. This adjustment will be made successively whenever any such event occurs.

    (4) Distribution of indebtedness, securities or assets. In case we distribute to all holders of our common stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets, other than common stock, rights or warrants referred to in paragraph (3) above or a dividend payable exclusively in cash and other than as a result of a fundamental change described in paragraph (5) below, the conversion price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be reduced by multiplying the conversion price by a fraction, the numerator of which is the current market price on that record date less the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of common stock and the denominator of which is the current market price. This adjustment will be made successively whenever any such event occurs.

    In respect of a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the adjustment to the conversion price under this paragraph (4) will occur at the earlier of (1) 20 trading days after the effective date of the spin-off and
 (2) the initial public offering of securities pertaining to the subsidiary or other business unit to which the spin-off relates, if that initial public offering is effected simultaneously with the spin-off.

    For purposes of a spin-off, the "fair market value" of the securities to be distributed to holders of our common stock means the average of the daily closing prices of those securities for the five consecutive trading days selected by our board of directors beginning on the first day of trading of those securities after the effectiveness of the spin-off and ending not later than 20 trading days after effectiveness of the spin-off. Also, for purposes of a spin-off, the "current market price" of our common stock means the average of the daily closing prices of our common stock for the same five consecutive trading days in determining the fair market value of the securities being distributed in the spin-off.

    If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the "fair market value" of the securities being distributed in the spin-off means the initial public offering price, while the "current market price" of our common stock means the closing price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

    (5) Fundamental changes. For purposes of this paragraph (5), "fundamental change" means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of our common stock are converted into or exchanged for stock, other securities, cash or assets. If a fundamental change occurs, the holder of each share of preferred stock outstanding immediately before that fundamental change occurred, will have the right upon any subsequent conversion to receive, but only out of legally available funds, to the extent required by applicable law, the kind and amount of stock, other securities, cash and assets that that holder would have received if that share had been converted immediately prior to the fundamental change.

    (6) Special adjustment for some changes in control. If we become subject to a "change in control" as defined below under the subheading "--Change in Control Put Right" in a transaction or series of related transactions in which (a) our shareholders receive consideration per share of common stock that is greater than the conversion price, without giving effect to the adjustment described below, at the effective time of the change in control and (b) at least 10%, but less than 75%, of the total consideration paid to our shareholders consists of cash, cash equivalents, securities that are not publicly-traded or other assets, which we refer to as "non-public consideration", then the conversion price will be adjusted so that, upon conversion of shares of preferred stock after the change in control, in addition to the common stock or other securities deliverable upon the conversion of the preferred stock as described under "Conversion Rights" and in paragraphs 1 through 5 above, the holder will receive securities having a value equal to the number of publicly traded securities of the acquiror determined through the following calculation:

      PV cashflows x (non-public consideration/total consideration)/Acquiror stock price where


      PV cashflows         =   the present value of the aggregate dividend
                               payments that would have been payable on the
                               preferred stock from the date of conversion
                               through April 17, 2005. The present value for
                               this purpose will be calculated using the rate
                               equal to the yield to maturity of U.S. Treasury
                               securities having a maturity closest to, but not
                               exceeding, April 17, 2005, plus 3.25%.

      Total consideration  =   the total value of the consideration payable to
                               our shareholders at the effective time of the
                               change in control, with the value of any assets
                               or securities other than cash or a publicly-
                               traded security being determined in good faith
                               by our board of directors based upon an opinion
                               as to that value obtained from an accounting,
                               appraisal or investment banking firm of
                               international standing.

      Acquiror stock price =   the price of the acquiror's publicly-traded
                               common stock or other publicly-traded securities
                               delivered in connection with the change in
                               control transaction at the effective time of the
                               change in control.

provided that if the consideration received by our shareholders in respect of the change in control consists of at least 75% non-public consideration or if the acquiror's common stock is not publicly traded, then upon conversion of preferred shares after the change of control, in lieu of the foregoing conversion rate adjustment set forth in this clause (6), the holder will be entitled to receive an additional amount in cash calculated as follows:

   PV cashflows x (non-public consideration/total consideration)

   We will not, however, be required to give effect to any adjustment in the conversion price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the conversion price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the conversion price by at least 1%, that change in the conversion price will be given effect. In the event that, at any time as a result of the provisions of this section, the holder of shares of preferred stock upon subsequent conversion become entitled to receive any shares of our capital stock other than common stock, the number of those other shares so receivable upon conversion of shares of preferred stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

   There will be no adjustment to the conversion price in case of the issuance of any shares of our stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this section.

   In any case in which this section requires that an adjustment as a result of any event become effective from and after a record date, we may elect to defer until after the occurrence of that event (a) issuing to the holder of any shares of preferred stock converted after that record date and before the occurrence of that event the additional shares of common stock issuable upon that conversion over and above the shares issuable on the basis of the conversion price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of common stock.

   If we take a record of the holders of our common stock for the purpose of entitling them to receive a dividend or other distribution, and after this and before the distribution to our shareholders legally abandon our plan to pay or deliver that dividend or distribution, then no adjustment in the number of shares of our common stock issuable upon conversion of shares of preferred stock or in the conversion price then in effect will be required by reason of the taking of that record.

   Our board of directors will have the power to resolve any ambiguity or correct any error in this section, and its action in so doing will be final and conclusive.

Termination of Conversion Rights

   On or after April 17, 2005, we may, at our option, upon not less than 30 nor more than 60 days' prior notice sent by first class mail to each holder's registered address, cause the conversion rights of the shares of preferred stock to terminate. We may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of our common stock exceeds 140% of the conversion price, subject to adjustment in a number of circumstances as provided under "--Adjustments to the Conversion Price" on page S-29.

Change in Control Put Right

   For purposes of this section, "change in control" of Global Crossing means the occurrence of any of the following:

     . any "person", as that term is used in Section 13(d)(3) of the Exchange Act, other than a "permitted holder", is or becomes the beneficial owner, directly or indirectly, of 35% or more of the voting stock, measured by voting power rather than number of shares, of Global Crossing, and the permitted holders own, in the aggregate, a lesser percentage of the total voting stock, measured by voting power rather than by number of shares, of Global Crossing than that person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Global Crossing; for the purposes of this clause, that person will be deemed to "beneficially own" any voting stock of a specified corporation held by a parent corporation if that person beneficially owns, directly or indirectly, more than 35% of the voting stock, measured by voting power rather than by number of shares, of that parent corporation and the permitted holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of voting stock, measured by voting power rather than by number of shares, of that parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of that parent corporation;

     . during any period of two consecutive years, "continuing directors" cease for any reason to constitute a majority of the board of directors of Global Crossing;

     . Global Crossing consolidates or merges with or into any other person, other than a consolidation or merger (a) of Global Crossing into Global Crossing Holdings or Global Crossing Holdings into Global Crossing, or Global Crossing with or into a subsidiary of Global Crossing or (b) under a transaction in which the outstanding voting stock of Global Crossing is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the outstanding voting stock of Global Crossing immediately before that transaction, beneficially own, directly or indirectly, more than 35% of the voting stock, measured by voting power rather than number of shares, of the surviving corporation immediately following that transaction; or

     . the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Global Crossing and its subsidiaries, taken as a whole, to any person other than a subsidiary of Global Crossing or a permitted holder or a person more than 50% of the voting stock, measured by voting power rather than by number of shares, of which is owned, directly or indirectly, following such transaction or transactions by the permitted holders; however, sales, transfers, conveyances or other dispositions in the ordinary course of business of capacity on cable systems owned, controlled or operated by Global Crossing or any subsidiary or of telecommunications capacity or transmission rights acquired by Global Crossing or any subsidiary for use in its business, including for sale, lease, transfer, conveyance or other disposition to any customer of Global Crossing or any subsidiary will not be deemed a disposition of assets for purposes of this paragraph.

   For purposes of the above paragraph, "permitted holder" means Pacific Capital Group and CIBC Oppenheimer Corp. and their respective affiliates; and "continuing directors" means individuals who at the beginning of the period of determination constituted the board of directors of Global Crossing, together with any new directors whose election by that board of directors or whose nomination for election by the shareholders of Global Crossing was approved by a vote of at least a majority of the directors of Global Crossing then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved or is designee of any one of the "permitted holders" or any combination of the permitted holders or was nominated or elected by any permitted holder(s) or any of their designees.

   If there is a change in control of Global Crossing, each holder of shares of preferred stock will have the right to require us to purchase all or any part of that holder's shares of preferred stock at a purchase price in cash equal to 100% of the liquidation preference of those shares, plus all accumulated and unpaid dividends on those shares to the date of purchase. Within 30 days following any change in control, we will mail a notice to each holder describing the transaction or transactions that constitute the change in control and offering to purchase that holder's preferred stock on the date specified in that notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. We will have the option to pay for those shares in shares of our common stock valued at 95% of the average closing bid price of our common stock for the five trading days before and including the third trading day before the repurchase date.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the purchase of preferred stock as a result of a change in control. To the extent that the provisions of any securities laws or regulations conflict with any of the provisions of this section, we will comply with the applicable securities laws and regulations and will be deemed not to have breached our obligations under this section.

   In some changes in control, holders of the preferred stock who elect to convert their shares of preferred stock rather than exercise their change in control put right will be entitled to receive additional compensation based upon the present value of the remaining aggregate dividend payments that would have been payable on the preferred stock through April 17, 2005, as described above under "--Adjustments to Conversion price--(6) Special adjustment for some changes in control".

   On the date scheduled for payment of the shares of preferred stock, we will, to the extent lawful, (a) accept for payment all shares of preferred stock properly tendered, (b) deposit with the transfer agent an amount equal to the purchase price of the shares of preferred stock so tendered and (c) deliver or cause to be delivered to the transfer agent shares of preferred stock so accepted together with an officers' certificate stating the aggregate liquidation preference of the shares of preferred stock being purchased by us. The transfer agent will promptly mail or deliver to each holder of shares of preferred stock so tendered the applicable payment for those shares of preferred stock, and the transfer agent will promptly countersign and mail or deliver, or cause to be transferred by book-entry, to each holder new shares of preferred stock equal in liquidation preference to any unpurchased portion of the shares of preferred stock surrendered, if any. We will publicly announce the results of our offer on or as soon as practicable after the payment date for the purchase of shares of preferred stock in connection with a change in control of Global Crossing.

   We will not be required to make an offer to purchase any shares of preferred stock upon the occurrence of a change in control of Global Crossing if a third party makes that offer in the manner, at the times and otherwise in compliance with the requirements described in this section and purchases all shares of preferred stock validly tendered and not withdrawn.

   The right of the holders of shares of preferred stock described in this section will be subject to the obligation of Global Crossing Holdings to:

     . repay its debt obligations in full under its corporate credit facility; and

     . offer to purchase and purchase all of its senior notes and outstanding shares of preferred stock that have been tendered for purchase in connection with a change in control of Global
        Crossing.

   In addition, the right of the holders of shares of preferred stock described in this section will be subject to the repurchase or repayment of our future indebtedness, which we are required to repurchase or repay in connection with a change in control.

   When we have satisfied these obligations and, subject to the legal availability of funds for this purpose, we will purchase all shares tendered upon a change in control.

   In addition, the holders of shares of preferred stock may not be able to exercise the rights described in this section if we fail to meet specified solvency tests under Bermuda law. These solvency tests would require us to determine that we will be solvent, taking into account the purchase of shares of preferred stock as provided in this section, and that we will not otherwise breach the provisions of any act, regulation or license applicable to us.

Exchange of Shares of Preferred Stock

   If we are reorganized so that the shares of our common stock are exchanged for shares of the common stock of a new entity, the common stock of which is traded on the Nasdaq National Market or another recognized securities exchange, then, by notice to the holders of the preferred stock but without any required consent on their part, we will have the option to cause the exchange of the shares of preferred stock for shares of preferred stock of that new entity having the same terms and conditions as provided in the certificate of designations of the preferred stock. If we exercise that option, we will indemnify the holders of shares of preferred stock if such an exchange would, under then applicable United States federal income tax law, result in the recognition of gain by holders of shares of the preferred stock. However, we will not indemnify you for any payments described under "--Tax Redemption" on page S-25 unless and to the extent it is so provided in that section.

   However, in the event that the new entity is not incorporated as a Bermuda company or in the event the share structure of the new entity is not identical to our own, the rights attaching to the preferred stock of the new entity may be adjusted so as to comply with the local law of the country of incorporation of that new entity or the share structure of that new entity.

Transfer Agent, Registrar and Dividend Disbursing Agent

   The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of preferred stock is EquiServe.

Book-Entry Issuance

   The shares of preferred stock is issued as one or more global certificates registered in the name of the DTC or its nominee. The depositary for the preferred stock is the DTC.

                        CERTAIN INCOME TAX CONSEQUENCES

   We describe certain income tax consequences in connection with this offering beginning on page 42 of the prospectus.

                                  UNDERWRITING

   We have entered into an underwriting agreement with the underwriters named below, for whom Salomon Smith Barney Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell, and each underwriter severally and not jointly has agreed to purchase from us, the number of shares of our preferred stock indicated opposite its name below. The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the shares of our preferred stock offered on the cover page of this prospectus supplement, if any are purchased. Under some circumstances, under the underwriting agreement, the commitment of a non-defaulting underwriter may be increased.

                                                                        Number
                                Underwriters                           of shares
                                ------------                           ---------
      Salomon Smith Barney Inc. ...................................... 1,600,000
      Goldman, Sachs & Co. ........................................... 1,600,000
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...........................................   800,000
                                                                       ---------
                                                                       4,000,000
                                                                       ---------

   The underwriters have, for a period of 30 days from the date of this prospectus supplement, an over-allotment option to purchase up to 600,000 additional shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as in the table above.

   The representatives of the underwriters have advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession not in excess of $4.50 per share and those dealers may reallow a concession not in excess of $0.10 per share to some other dealers. After the shares are released for sale to the public, the representatives may change the offering price and the concessions.

   We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares:

                                                     Total Fees
                                     -------------------------------------------
                             Price    Without exercise of    With exercise of
                           per share over-allotment option over-allotment option
                           --------- --------------------- ---------------------
Fees paid by us...........   $7.50        $30,000,000           $34,500,000

   In addition, we estimate that we will spend approximately $2,500,000 in expenses in this offering. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of these liabilities.

   Subject to specified exceptions, we have agreed not to offer or sell any shares of our common stock or other equity securities for a period ending 45 days from the date of this prospectus supplement without the prior written consent of Salomon Smith Barney Inc. and Goldman, Sachs & Co.

   Each of the selling shareholders in our concurrent offering of common stock has agreed, subject to specified exceptions, not to offer or sell any shares of our common stock for a period ending (1) 90 days from the date of this prospectus supplement, in the case of selling shareholders who are executive officers or (2) May 25, 2000, in the case of selling shareholders who are not executive officers. In addition, each of our other executive officers has agreed, subject to specified exceptions, not to offer or sell any shares of our common stock for a period ending 90 days from the date of this prospectus supplement other than a specified number of shares of common stock beneficially owned by those executive officers totalling 1,470,821 shares in the aggregate. Each of these contractual obligations will expire on April 28, 2000 if the concurrent offering of our common stock is not completed by that date.

   In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of our preferred stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of preferred stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the preferred stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of preferred stock made for the purpose of preventing or retarding a decline in the market price of the preferred stock while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of the stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.


   Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of our preferred stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in that type of transactions or that these transactions, once commenced, will not be discontinued without notice.

   The underwriters and their affiliates have from time to time in the past or may in the future perform certain investment banking, advisory and financial services for us and our affiliates, for which they have received or will receive customary fees and expenses. Citibank, N.A., an affiliate of Salomon Smith Barney Inc., is a lender to us under our existing credit facility. Salomon Smith Barney Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated were initial purchasers of our 6 3/8% cumulative convertible preferred stock and our 7% cumulative convertible preferred stock, for which they received customary fees.

                                 LEGAL MATTERS

   The validity of our shares of preferred stock and common stock into which those shares of preferred stock are convertible will be passed upon by our counsel, Appleby, Spurling & Kempe, Hamilton, Bermuda. Certain legal matters under United States and New York law with respect to the shares being offered will be passed upon for us by Simpson Thacher & Bartlett, New York, New York and for the underwriters by Latham & Watkins, New York, New York. Simpson Thacher & Bartlett and Latham & Watkins will rely, as to matters of Bermuda law, on the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. As of March 3, 2000, lawyers of Simpson Thacher & Bartlett who have participated in the preparation of this document beneficially owned less than 1% of the outstanding shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of Global Crossing and its subsidiaries incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect to those consolidated financial statements, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements incorporated by reference in this registration statement of which this prospectus supplement is a part to the annual report on Form 10-K of Frontier Corporation for the year ended

December 31, 1998 and audited historical financial statements included on pages 22-42 of Frontier Corporation's Form 8-K dated January 26, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Global Marine Systems incorporated by reference in this prospectus have been incorporated by reference in reliance upon the report of KPMG Audit Plc, chartered accountants, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Racal Telecom incorporated by reference in this registration statement of which this prospectus is a part have been audited by Deloitte & Touche, independent auditors, as stated in their report incorporated by reference in this registration statement of which this prospectus is a part.

   The consolidated financial statements incorporated by reference in this registration statement of which this prospectus is a part of HCL Holdings Limited and subsidiaries have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
                                 $8,000,000,000

[Logo Global Crossing Ltd.]


                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

                               ----------------


   This prospectus includes a general description of the debt securities, shares of preferred stock, shares of common stock and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

   In addition, some of our shareholders may sell a number of shares of our common stock under this prospectus and any prospectus supplement. In the prospectus supplement relating to sales by selling shareholders, we will identify each selling shareholder and the number of shares of our common stock that each selling shareholder will be selling.

   Our common stock trades on the Nasdaq National Market and the Bermuda Stock Exchange under the symbol "GBLX".

                               ----------------

   Investing in our securities involves risks, which we describe in the "Risk Factors" section beginning on page 20 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------



                 The date of this prospectus is April 4, 2000.

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus......................................................  ii
Where You Can Find More Information........................................  ii
Incorporation by Reference.................................................  ii
Summary....................................................................   1
Risk Factors...............................................................  20
Cautionary Statement Regarding Forward-Looking Statements..................  27
Use of Proceeds............................................................  27
Dividend Policy............................................................  27
Description of Debt Securities.............................................  28
Description of Preferred Stock.............................................  36
Description of Common Stock................................................  38
Description of Warrants....................................................  40
Certain Income Tax Consequences............................................  42
Selling Shareholders.......................................................  55
Plan of Distribution.......................................................  56
Legal Matters..............................................................  58
Experts....................................................................  58
Service of Process and Enforcement of Liabilities..........................  58

                               ----------------

   The Bermuda Monetary Authority has given its consent to the issue and the transfer of the securities that we or the selling shareholders may issue under this prospectus and each prospectus supplement. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

   The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under the Act, to purchase any shares in our capital stock or any other securities that we may issue. Under the terms of the consent given to us by the Bermuda Monetary Authority,
(1) the issuance and transfer of the securities that we may issue and (2) the transfer of the securities that any selling shareholders may sell under this prospectus and each prospectus supplement between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $8,000,000,000. In addition, some of our shareholders may sell shares of our common stock under our shelf registration statement. This prospectus provides you with a general description of the securities we or any selling shareholders may offer. Each time we or any selling shareholders offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" immediately below.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the public reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

   You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

    Investor Relations
    Global Crossing Ltd.
    360 N. Crescent Drive
    Beverly Hills, CA 90210
    310-385-5200

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

  . our annual report on Form 10-K for the fiscal year ended December 31, 1999;

  . our current reports on Form 8-K filed on January 11, 2000, as amended by Form 8-K/A filed on January 19, 2000; February 18, 2000; March 2, 2000; and March 3, 2000;

  . the financial statements of Frontier Corporation and the Global Marine Systems business of Cable & Wireless Plc incorporated by reference or included in our Registration Statement on Form S-4 filed on September 8, 1999 (File No. 333-86693); and

  . all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until all the securities that we or any selling shareholders may offer under this prospectus are sold.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                    SUMMARY

   This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

                              Global Crossing Ltd.

   We are building and offering services over the world's first integrated global fiber optic network, consisting of 101,000 announced route miles and serving five continents, 27 countries and more than 200 major cities. Upon completion of our currently announced systems, our network and its telecommunications and Internet product offerings will be available in markets constituting over 80% of the world's international communications traffic.

   We are included in both the S&P 500 index and the Nasdaq 100 index. Our operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California; Morristown, New Jersey; and Rochester, New York.

   We are incorporated in Bermuda, and the address of our principal executive offices is Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our web site located at www.globalcrossing.com.

              The Securities We or Selling Shareholders May Offer

   Each time we or any selling shareholders offer securities under this prospectus, we will provide you with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we or some of our shareholders may offer under this prospectus.

Debt Securities

   We may offer unsecured general obligations of ours, which may be either senior or subordinated and may be convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities". The senior debt securities will have the same rank as all our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

   We will issue the debt securities under an indenture between us and United States Trust Company of New York, as the trustee. In this document, we have summarized general features of the debt securities from the indenture. We encourage you to read the indenture which is an exhibit to the registration statement of which this prospectus is a part.

Preferred Stock

   We may issue shares of our preferred stock, par value $0.01 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Common Stock

   We may issue and sell shares of our common stock, par value $0.01 per share. In addition, some of our shareholders may sell shares of our common stock. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Warrants

   We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

           Ratio of Earnings to Fixed Charges and Preferred Dividends

   The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated:

                                                                Period From
                                   Year Ended   Year Ended     March 19, 1997
                                  December 31, December 31, (Date of Inception)
                                      1999         1998     to December 31, 1997
                                  ------------ ------------ --------------------
      Ratio......................        --           --               --
      Deficiency.................   $(49,607)    $(95,371)        $(12,850)

   For the purpose of this computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs and the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.

                   Selected historical financial information

   We acquired Global Marine Systems on July 2, 1999 and Frontier on September 28, 1999.

   On November 24, 1999, we formed, together with Softbank Corp. and Microsoft Corporation, a new joint venture company called Asia Global Crossing. We have contributed to Asia Global Crossing our 57.75% ownership interest in Pacific Crossing and our development rights in East Asia Crossing. Among other things, each of Softbank and Microsoft contributed $175 million in cash to Asia Global Crossing. Also on November 24, 1999, we acquired Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc. On January 12, 2000, we formed a joint venture with Hutchison Whampoa Limited, called Hutchison Global Crossing, and issued $400 million aggregate liquidation preference of our 6 3/8% cumulative convertible preferred stock, series B, to Hutchison Whampoa.

   On February 22, 2000, we announced a definitive agreement to acquire IXnet, Inc., a leading provider of specialized IP-based network services to the global financial services community, and its parent company, IPC Communications, Inc., in exchange for shares of our common stock valued at approximately $3.8 billion. Under the terms of the definitive merger agreement, 1.184 shares of our common stock will be exchanged for each share of IXnet common stock not owned by IPC and 5.417 shares of our common stock will be exchanged for each share of IPC common stock. We expect the acquisition to be completed in the second quarter of 2000. The acquisition is subject to regulatory approval and customary closing conditions.

   In the following tables, we provide selected historical financial information for (1) Global Crossing, (2) Global Marine Systems, (3) Frontier,
(4) Racal Telecom and (5) HCL Holdings Limited, a group of wholly-owned subsidiaries of Hutchison Whampoa which has been contributed into the Hutchison Global Crossing joint venture. We do not provide any separate historical financial information relating to the Asia Global Crossing joint venture, as all relevant historical financial information is reflected in the historical financial information of Global Crossing.

   The selected historical financial information presented in the following tables has been derived from the audited and unaudited financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings for the periods presented. This information is only a summary, and you should read it together with the more detailed historical financial information included or incorporated by reference in this document. For instructions on how to obtain information incorporated by reference, see "Where You Can Find More Information" on page ii.

Global Crossing selected historical financial information

   The table below shows the selected historical financial information for Global Crossing. This information has been prepared using the consolidated financial statements of Global Crossing as of the dates indicated and for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999. The consolidated income statement data below for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from financial statements audited by Arthur Andersen, independent public accountants, which are incorporated by reference in this document. We derived the remaining data from unaudited condensed consolidated financial statements.

   In reading the following selected historical financial information, please note the following:

  . The statement of operations data for the year ended December 31, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through December 31, 1999; the results of Frontier for the period from September 30, 1999, date of acquisition, through December 31, 1999; and the results of Racal Telecom for the period from November 24, 1999; date of acquisition, through December 31, 1999. The consolidated balance sheet as of December 31, 1999 includes amounts related to Global Marine Systems, Frontier and Racal Telecom.

  . During the year ended December 31, 1999, we recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities". See the "Cumulative effect of change in accounting principles" item in the statement of operations data.

  . During the years ended December 31, 1999 and 1998, we recognized $51 million and $39 million, respectively, of stock-related expense relating to stock options and rights to purchase stock issued during that period which entitle the holders to purchase common stock. See the "Stock-related expense" item in the statement of operations data.

  . On December 15, 1999, we issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million. Each share of preferred stock is convertible into 4.6948 shares of common stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%.

  . On November 24, 1999, we completed our acquisition of Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

  . On November 12, 1999, our wholly owned subsidiary, Global Crossing Holdings Ltd., issued two series of senior unsecured notes, which we refer to in this document as the "new senior notes". The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million, and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million. The new senior notes are guaranteed by us. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

  . On November 5, 1999, we issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of common stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%.

  . On September 28, 1999, we completed the acquisition of Frontier in a merger transaction valued at over $10 billion, with Frontier shareholders receiving 2.05 shares of our common stock for each share of Frontier common stock held. Frontier is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

  . On July 2, 1999, we completed our acquisition of the Global Marine Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

  . On May 16, 1999, we entered into a definitive agreement to merge with U S WEST, Inc. On July 18, 1999, we and U S WEST agreed to terminate our merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid us a termination fee of $140 million in cash and returned 2,231,076 shares of our common stock purchased in a related tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to us for this capacity of $140 million over the next two years. During the year ended December 31, 1999, we recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.

  . The "Termination of advisory services agreement" item in the statements of operations data includes a charge for the termination of the advisory services agreement as of June 30, 1998. We acquired the rights from those entitled to fees payable under the advisory services agreement in consideration for the issuance of common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to us under a related advance agreement. As a result of this transaction, we recorded a non-recurring charge in the approximate amount of $138 million during the year ended December 31, 1998. In addition, we recognized as an expense approximately $2 million of advisory fees incurred before the termination of the contract.

  . We granted warrants to Pacific Capital Group, Inc., a shareholder, and some of its affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was originally allocated to "Construction in progress" in the amount of $112 million and as "Investment in and advances to/from affiliates" in the amount of $163 million. See the "property and equipment" item in the balance sheet data. The "Investment in and advance to/from affiliates" item in the balance sheet data includes $163 million as of December 31, 1999 and 1998, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue, and amounts relating to the termination of the advisory services agreement this definition is consistent with financial covenants contained in our major financial agreements. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, which we refer to as "GAAP". Our calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

                     Global Crossing Ltd. and Subsidiaries
             (in thousands, except share and per share information)


                                                                  Period from
                                                                 March 19, 1997
                             Year Ended        Year Ended     (Date of Inception)
                          December 31, 1999 December 31, 1998 to December 31, 1997
                          ----------------- ----------------- --------------------
Statement of Operations
 Data:
Revenue.................     $ 1,664,824       $   419,866        $       --
                             -----------       -----------        -----------
Expenses:
 Cost of sales..........         850,483           178,492                --
 Operations,
  administration and
  maintenance...........         133,202            18,056                --
 Sales and marketing....         149,119            26,194              1,366
 Network development....          26,153            10,962                 78
 General and
  administrative........         210,107            26,303              1,618
 Stock related expense
  ......................          51,306            39,374                --
 Depreciation and
  amortization..........         124,294               541                 39
 Goodwill and
  intangibles
  amortization..........         127,621               --                 --
 Termination of advisory
  services agreement ...             --            139,669                --
                             -----------       -----------        -----------
                               1,672,285           439,591              3,101
                             -----------       -----------        -----------
Operating loss..........          (7,461)          (19,725)            (3,101)
Equity in income (loss)
 of affiliates..........          15,708            (2,508)               --
Minority interest.......          (1,338)              --                 --
Other income (expense):
 Interest income........          67,407            29,986              2,941
 Interest expense.......        (139,077)          (42,880)               --
 Other income, net......         180,765               --                 --
Provision for income
 taxes..................        (126,539)          (33,067)               --
                             -----------       -----------        -----------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............         (10,535)          (68,194)              (160)
Extraordinary loss on
 retirement of debt.....         (45,681)          (19,709)               --
                             -----------       -----------        -----------
Loss before cumulative
 effect of change in
 accounting principle...         (56,216)          (87,903)              (160)
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1,400.................         (14,710)              --                 --
                             -----------       -----------        -----------
Net loss................         (70,926)          (87,903)              (160)
Preferred stock
 dividends..............         (66,642)          (12,681)           (12,690)
Redemption of preferred
 stock..................             --            (34,140)                --
                             -----------       -----------        -----------
Net loss applicable to
 common shareholders....     $  (137,568)      $  (134,724)       $   (12,850)
                             ===========       ===========        ===========
Net Loss Per Common
 Share:
Loss applicable to
 common shareholders
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle
Basic and diluted.......     $     (0.15)      $     (0.32)       $     (0.04)
                             ===========       ===========        ===========
Extraordinary item
 Basic and diluted......     $     (0.09)      $     (0.06)       $       --
                             ===========       ===========        ===========
Cumulative effect of
 change in accounting
 principle
 Basic and diluted......     $     (0.03)      $       --         $       --
                             ===========       ===========        ===========
Net loss applicable to
 common shareholders
 Basic and diluted......     $     (0.27)      $     (0.38)       $     (0.04)
                             ===========       ===========        ===========
Shares used in computing
 basic and diluted loss
 per share..............     502,400,851       358,735,340        325,773,934
                             ===========       ===========        ===========
Other Operating Data:
Cash from operating
 activities.............     $   506,084       $   208,727        $     5,121
Cash used for investing
 activities.............      (4,009,977)         (430,697)          (428,743)
Cash from financing
 activities.............       4,330,799         1,027,110            425,075
Adjusted EBITDA ........     $   708,181       $   364,948        $   343,233

                     Global Crossing Ltd. and Subsidiaries
                                 (in thousands)

                                                       December 31,
                                              ---------------------------------
                                                 1999         1998       1997
                                              -----------  ----------  --------
Balance sheet data:
Current assets including cash and cash
 equivalents and restricted cash and cash
 equivalents................................  $ 2,946,533  $  976,615  $ 27,744
Long term restricted cash and cash
 equivalents................................      138,118     367,600       --
Long term accounts receivable...............       52,052      43,315       --
Capacity available for sale.................          --      574,849       --
Property and equipment, net ................    6,026,053     433,707   518,519
Other assets................................      661,442      65,757    25,934
Investment in and advances to/from
 affiliates, net............................      323,960     177,334       --
Goodwill and intangibles, net...............    9,557,422         --        --
                                              -----------  ----------  --------
 Total assets...............................  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========
Current liabilities.........................  $ 1,852,593  $  256,265  $ 90,817
Long term debt..............................    5,018,544   1,066,093   312,325
Deferred revenue............................      383,287      25,325       --
Deferred credits and other..................      796,606      34,174     3,009
                                              -----------  ----------  --------
Total Liabilities...........................    8,051,030   1,381,857   406,151
Minority interest...........................      351,338         --        --
Mandatorily redeemable and cumulative
 convertible preferred stock ...............    2,084,697     483,000    91,925
Shareholders' equity
 Common stock...............................        7,992       4,328     3,258
 Treasury stock.............................     (209,415)   (209,415)      --
 Other shareholders' equity.................    9,578,927   1,067,470    71,023
 Accumulated deficit........................     (158,989)    (88,063)     (160)
                                              -----------  ----------  --------
Total shareholders' equity..................    9,218,515     774,320    74,121
                                              -----------  ----------  --------
Total liabilities and shareholders' equity..  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========

Global Marine Systems selected historical financial information

   The table below shows selected historical financial information for Global Marine Systems presented in United States GAAP. This information has been prepared using the combined financial statements of Global Marine Systems as of the dates indicated and for each of the fiscal years in the five-year period ended March 31, 1999. The combined income statement data below for each of the three fiscal years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from United Kingdom GAAP financial statements audited by KPMG Audit Plc, chartered accountants, which are incorporated by reference in this document. The combined income statement data below for each of the fiscal years ended March 31, 1996 and 1995 and the combined balance sheet data as of March 31, 1997, 1996 and 1995 were derived from management accounts.

   The unaudited translations of Global Marine Systems' sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                      For the Years Ended March 31,
                         ----------------------------------------------------------------------------------------
                                   1999                1998            1997            1996            1995
                         ------------------------ --------------- --------------- --------------- ---------------
                                                                                            (unaudited)
                                                              (in thousands)
Operating revenues...... $347,335 (Pounds)209,997 (Pounds)170,953 (Pounds)181,987 (Pounds)147,996 (Pounds) 79,778
Income from continuing
 operations.............   47,051          28,447          13,843          18,992          26,923          10,829
Total assets............  753,333         466,749         441,899         380,635         359,148         235,459
Long-term obligations... $261,923 (Pounds)162,282 (Pounds)198,055 (Pounds)163,209 (Pounds)167,454 (Pounds) 54,900

Frontier selected historical financial information

   The table below shows selected historical financial information for Frontier. This information has been prepared using the consolidated financial statements of Frontier as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The consolidated income statement data below for each of the fiscal years in the five-year period ending December 31, 1998 and the consolidated balance sheet data as of December 31, 1994 through December 31, 1998 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, of which the financial statements for the three-year period ending December 31, 1998 are incorporated by reference in this document. Global Crossing derived the remaining data from unaudited consolidated financial statements, which are incorporated by reference in this document.

   Revenues have been impacted by the following acquisitions for the periods presented:

  . On February 27, 1998, Frontier acquired GlobalCenter Inc., a leading provider in digital distribution, Internet and data services headquartered in Sunnyvale, California. Frontier acquired all of the outstanding shares of GlobalCenter and issued 6.4 million shares to effect this merger. At the time of the merger, GlobalCenter had 1.1 million stock options and warrants outstanding as converted into Frontier equivalents. This transaction was accounted for using the pooling of interests method of accounting and, accordingly, historical information has been restated to include GlobalCenter.

  . In August 1995, Frontier merged with ALC Communications Corporation. Frontier exchanged two shares of its common stock for each ALC common share. The total shares issued by Frontier to effect the merger were
     69.2 million. In March 1995, Frontier acquired American Sharecom Inc. Frontier acquired all of the outstanding shares of American Sharecom for approximately 8.7 million shares of Frontier common stock. These transactions were accounted for as poolings of interests and, accordingly, historical information has been restated to include ALC and American Sharecom.

  . In 1995, Frontier paid $318.4 million in cash for several acquisitions that were accounted for as purchases. These purchase acquisitions were Minnesota Southern Cellular Telephone Company, ConferTech International, Inc., WCT Communications, Inc., Enhanced Telemanagement, Schneider Communications, Inc. and Schneider Communications' 80.8 percent interest in LinkUSA Corporation and Link-VTC, Inc. In February 1996, Frontier acquired the remaining 19.2 percent interest in LinkUSA Corporation for $2.3 million in cash, and in June 1996 made a payment of $4.3 million to Link-VTC, Inc. in settlement of the original earnout agreement.

   The following extraordinary, unusual or infrequently occurring items have impacted net income for the periods presented:

  . During the nine-month period ended September 30, 1999, Frontier recorded a $74.5 million charge for costs related to the merger with Global Crossing. These charges primarily include investment banker fees, legal fees, accelerated restricted stock compensation and other direct costs.

  . In the first quarter of 1998, Frontier recorded a pre-tax charge of $6.5 million associated with the acquisition of GlobalCenter. These charges included investment banker fees, legal fees and other direct costs.

  . In October 1997, Frontier recorded a pre-tax charge of $86.8 million consisting of a restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge was primarily associated with a workforce reduction, program cancellations and discontinuing some product lines. The provision for asset and lease impairments primarily relates to long term assets and some lease obligations Frontier was in the process of disposing of or exiting.

  . In March 1997, Frontier recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of Frontier's major carrier customer's one-plus traffic volume to other networks and Frontier's overall network integration efforts.

  . In November 1996, Frontier recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of specified Frontier pension plans and a $20.8 million charge primarily to the write-off of unrecoverable product development costs for its conference calling product line.

  . In December 1996, Frontier, through GlobalCenter, recorded a pre-tax charge of $18.9 million related to the write-off of in-process product development costs associated with the 1996 merger with GCIS, an Internet management services company.

  . Frontier's 1995 operating results reflect pre-tax acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC Communications.

  . Frontier determined in 1995 that Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation", was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets. As a result of the discontinuance of FAS 71, Frontier recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million, as of September 30, 1995. Frontier also recorded a $9.0 million loss on the early extinguishment of debt in 1995.

                     Frontier Corporation and Subsidiaries
                  (in thousands, except per share information)

                           Nine Months   Nine Months
                              Ended         Ended                    Year Ended December 31,
                          September 30, September 30, ----------------------------------------------------------
                              1999          1998         1998        1997        1996        1995        1994
                          ------------- ------------- ----------  ----------  ----------  ----------  ----------
                                  (unaudited)
Consolidated Statements
 of Income:
Revenues................   $ 1,995,556   $1,938,522   $2,593,558  $2,374,809  $2,588,519  $2,150,328  $1,667,545
Costs and expenses......     1,835,514    1,708,518    2,276,162   2,288,651   2,220,296   1,865,492   1,341,919
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Operating income........       160,042      230,004      317,396      86,158     368,223     284,836     325,626
Interest expense........       (48,739)     (39,516)     (55,318)    (48,239)    (43,312)    (53,572)    (50,216)
Other income, net of
 other expense..........        19,643       33,480       45,025      38,070      15,850      14,991      20,922
Income taxes............       (77,181)     (96,634)    (129,560)    (44,188)   (142,556)   (101,126)   (109,078)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............        53,765      127,334      177,543      31,801     198,205     145,129     187,254
Extraordinary items.....           --           --           --          --          --     (121,208)        --
Cumulative effect of
 changes in accounting
 principles.............           --        (1,755)      (1,755)        --       (8,018)     (1,477)     (7,197)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Consolidated net
 income.................        53,765      125,579      175,788      31,801     190,187      22,444     180,057
Dividends on preferred
 stock..................          (510)        (754)      (1,005)     (1,019)     (1,182)     (1,191)     (1,187)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income applicable to
 common stock...........   $    53,255   $  124,825   $  174,783  $   30,782  $  189,005  $   21,253  $  178,870
                           ===========   ==========   ==========  ==========  ==========  ==========  ==========
Earnings per common
 share:
Income before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles
 Basic..................                              $     1.03  $      .18  $     1.19  $      .94  $     1.26
 Diluted................                                    1.02         .18        1.18         .88        1.16
Cash dividends declared
 per common share.......   $      .100   $     .668   $      .89  $     .875  $     .855  $     .835  $     .815
Consolidated Balance
 Sheets (at period end):
Current assets..........   $   644,023                $  566,674  $  490,305  $  477,761  $  524,200  $  673,826
Property, plant and
 equipment, net.........     2,189,138                 1,677,559   1,046,884     975,982     883,046   1,034,442
Goodwill and customer
 base, net..............     7,794,241                   484,015     517,754     538,296     550,081     222,442
Deferred and other
 assets.................       431,614                   330,495     432,977     237,353     154,088     130,084
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total assets...........   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========
Current liabilities.....   $   750,974                $  567,697  $  492,978  $  424,397  $  506,073  $  305,698
Long-term debt..........     1,800,651                 1,350,821     934,681     677,570     618,867     661,549
Other long-term
 liabilities............        31,928                       --          --          --          --          --
Deferred income taxes...           --                     40,046      10,927       2,542      15,644      98,217
Deferred employee
 benefits obligation....        89,596                    81,925      74,965      57,573      58,385      46,001
Shareholder's equity....     8,385,867                 1,018,254     974,369   1,067,310     912,446     949,329
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total liabilities and
  shareholders' equity..   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========

Racal Telecom selected historical financial information

   The table below shows selected historical financial information for Racal Telecom prepared in United States GAAP. This information has been prepared using the combined financial statements of Racal Telecom as of the dates indicated and for each of the fiscal years in the three-year period ended March 31, 1999. The combined income statement data below for each of the two years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from financial statements audited by Deloitte & Touche, independent auditors, which are incorporated by reference in this document. We derived the remaining data from unaudited combined financial statements.

   The unaudited translations of Racal Telecom's sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                         For the Years Ended March 31,
                          ------------------------------------------------------------
                                     1999                   1998            1997
                          ---------------------------  --------------- ---------------
                          (unaudited)
                                              (in thousands)
Revenues................   $492,130   (Pounds)295,800  (Pounds)273,000 (Pounds)260,000
Income (loss) from
 continuing operations..    (30,450)          (18,300)          12,100          16,000
Total assets............    656,250           401,200          355,900         311,700
Long-term obligations...   $118,920   (Pounds) 72,700  (Pounds) 86,400 (Pounds)101,200

HCL Holdings selected historical financial information

   The table below shows selected historical financial information for HCL Holdings prepared in United States GAAP. This information has been prepared using the combined financial statements of HCL Holdings as of the dates indicated and for each of the years in the three-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The combined financial information below as of and for each of the three years ended December 31, 1998 were derived from financial statements audited by PricewaterhouseCoopers, certified public accountants, which are incorporated by reference in this document. The combined financial information below as of and for the nine months ended September 30, 1999 and 1998 were derived from unaudited combined financial statements.

                          For the Nine   For the Nine
                          Months Ended   Months Ended    For the Years Ended December 31,
                          September 30,  September 30, --------------------------------------
                              1999           1998          1998          1997         1996
                          -------------  ------------- ------------  ------------  ----------
                                  (unaudited)
                                                   (in thousands)
Revenues................  HK$  615,940    HK$ 735,933  HK$  950,120  HK$1,262,106  HK$790,995
Income (loss) from
 continuing operations..      (190,748)   HK$(177,318)     (279,526)     (356,847)   (153,626)
Total assets............     2,364,497                    1,857,539     1,369,610     705,687
Long-term obligations...  HK$3,022,594                 HK$2,306,024  HK$1,403,847  HK$704,586

   The unaudited translations of HCL Holdings' Hong Kong dollar amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999. The convenience translations should not be construed as representations that the Hong Kong dollar amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                     For the Nine  For the Year
                                                     Months Ended     Ended
                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                            (unaudited)
                                                           (in thousands)
      Revenues......................................   $ 79,429      $122,664
      Income (loss) from continuing operations......    (24,598)      (36,088)
      Total assets..................................    304,401       239,794
      Long-term obligations.........................   $389,123      $297,690

                    Recent Financial Accounting Developments

   During the third and fourth quarters of 1999, changes in our business activities, together with a newly effective accounting standard, caused us to modify some of our practices regarding recognition of revenue and costs related to sales of capacity. None of the accounting practices described below affect our cash flows.

   As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN
43), which became effective July 1, 1999, we have accounted revenue from terrestrial circuits sold after that date as operating leases and have amortized that revenue over the terms of the related contracts. Previously, we had recognized these sales as current revenue upon activation of the circuits. This deferral in revenue recognition has no impact on cash flow.

   With the consummation of the Frontier acquisition on September 28, 1999, service offerings became a significant source of our revenue. Consequently, we initiated service contract accounting for our subsea systems during the fourth quarter, because we, since that date, no longer hold subsea capacity exclusively for sale. As a result, since the beginning of the fourth quarter, we have depreciated investments in both subsea and terrestrial systems over their remaining economic lives and have recognized revenue related to service contracts over the terms of the contracts. We have recognized revenue and costs related to the sale of subsea circuits upon activation, if the criteria of sales-type lease accounting have been satisfied with respect to those circuits.

   During the fourth quarter, our global network service capabilities were significantly expanded by the activation of several previously announced systems and by the integration of other networks obtained through acquisition and joint venture agreements. With this network expansion, we began offering our customers flexible bandwidth products to multiple destinations, which makes the historical practice of fixed, point-to-point routing of traffic and restoration capacity both impractical and inefficient. To ensure the required network flexibility, we will modify our future capacity purchase agreements and our network management in a manner that precludes the use of sales-type lease accounting.

   Because of these contract changes and the network management required to meet customer demands for flexible bandwidth, multiple destinations and system performance, we anticipate that most of the contracts for subsea circuits entered into after January 1, 2000 will be part of a service offering and, therefore, will not meet the criteria of sales-type lease accounting and will be accounted for as operating leases. Consequently, we will defer revenue related to those circuits and amortize it over the appropriate term of the contract. In certain circumstances, if a contract meets all of the requirements of sales-type lease accounting, we will recognize revenue without deferral upon payment and activation.

   We note that accounting practice and authoritative guidance regarding the applicability of sales-type lease accounting to the sale of capacity is still evolving. Based on the accounting practices described above, we believe that additional changes, if any, in accounting practice or authoritative guidance affecting sales of capacity would have little or no impact on our results of operations.

                              Global Crossing Ltd.
               Selected Unaudited Pro Forma Financial Information

   The following unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture, which we refer to as "Pro Forma Global Crossing Ltd.", has been prepared to demonstrate how these companies or businesses might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the offering of our 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (6) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999 and (7) the offering of our 7% cumulative convertible preferred stock completed on December 15, 1999 had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to (a) the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture or (b) the IPC and IXnet mergers.

   We have prepared the pro forma financial information using the purchase method of accounting. We expect that we will have reorganization and restructuring expenses and potential synergies relating to the acquisitions of Global Marine Systems and Racal Telecom, the Hutchison Global Crossing joint venture and the acquisition of Frontier's long distance business and increased opportunities to earn more revenue as a result of those transactions. The unaudited pro forma information does not reflect these expenses and synergies.

   The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Global Marine Systems, Frontier and Racal Telecom acquisitions and the Hutchison Global Crossing joint venture had taken place earlier or the future results that the companies will experience after completion of these transactions.

   You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings, which are incorporated by reference in this document.

                         Pro Forma Global Crossing Ltd.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1999
                                 (in thousands)

                                         Global        Hutchison      Global
                                        Crossing    Global Crossing  Crossing
                                      Historical(1) Adjustments(2)   Pro Forma
                                      ------------- --------------- -----------
ASSETS
Current Assets:
 Cash, restricted cash and
  investments.......................   $ 1,726,793     $(50,000)    $ 1,676,793
 Accounts receivable, net...........       966,973          --          966,973
 Other assets and prepaid costs.....       252,767          --          252,767
                                       -----------     --------     -----------
   Total Current Assets.............     2,946,533      (50,000)      2,896,533
Restricted cash and cash
 equivalents........................       138,118          --          138,118
Accounts receivable.................        52,052          --           52,052
Property and equipment, net.........     6,026,053      (83,800)      5,942,253
Goodwill and other intangibles,
 net................................     9,557,422          --        9,557,422
Investment in and advances to/from
 affiliates, net....................       323,960      538,800         862,760
Other assets, net...................       661,442          --          661,442
                                       -----------     --------     -----------
   Total Assets.....................   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction costs.........   $   275,361     $    --      $   275,361
 Accounts payable and accrued
  liabilities.......................       944,780        5,000         949,780
 Accrued interest and preferred
  dividends.........................        66,745          --           66,745
 Deferred revenue...................       127,367          --          127,367
 Income taxes payable...............       140,034          --          140,034
 Current portion of long term
  debt..............................         5,496          --            5,496
 Other current liabilities..........       292,810          --          292,810
                                       -----------     --------     -----------
   Total Current Liabilities........     1,852,593        5,000       1,857,593
 Long term debt.....................     5,018,544          --        5,018,544
 Deferred revenue...................       383,287          --          383,287
 Deferred credits and other.........       796,606          --          796,606
                                       -----------     --------     -----------
   Total Liabilities................     8,051,030        5,000       8,056,030
                                       -----------     --------     -----------
MINORITY INTEREST...................       351,338          --          351,338
                                       -----------     --------     -----------
MANDATORILY REDEEMABLE AND
 CUMULATIVE CONVERTIBLE PREFERRED
 STOCK:
 10 1/2% Mandatorily Redeemable
  Preferred Stock, 5,000,000 shares
  issued and outstanding as of
  December 31, 1999, $100
  liquidation preference per
  share.............................       485,947          --          485,947
                                       -----------     --------     -----------
 6 3/8% Cumulative Convertible
  Preferred Stock, 10,000,000
  shares issued and outstanding as
  of December 31, 1999, $100
  liquidation preference per
  share.............................       969,000      400,000       1,369,000
                                       -----------     --------     -----------
 7% Cumulative Convertible
  Preferred Stock, 2,600,000 and no
  shares issued and outstanding as
  of December 31, 1999, $250
  liquidation preference per
  share.............................       629,750          --          629,750
                                       -----------     --------     -----------
SHAREHOLDERS' EQUITY:
 Common stock, 3,000,000,000 shares
  authorized, par value $.01,
  799,137,142 issued as of December
  31, 1999..........................         7,992          --            7,992
 Treasury stock, 22,033,758
  shares............................      (209,415)         --         (209,415)
 Other shareholders' equity.........     9,578,927          --        9,578,927
 Accumulated deficit................      (158,989)         --         (158,989)
                                       -----------     --------     -----------
                                         9,218,515          --        9,218,515
                                       -----------     --------     -----------
   Total Liabilities and
    Shareholder's Equity............   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========

                        Pro Forma Global Crossing Ltd.
        Unaudited Pro Forma Condensed Combined Statements of Operations

                     For the Year Ended December 31, 1999
              (in thousands, except share and per share amounts)

                                       Global     Global
                          Global       Marine     Marine                                                     Racal
                         Crossing     Systems     Systems       Frontier    Frontier       Racal Telecom    Telecom
                       Historical(3) Historical Adjustments    Historical  Adjustments     Historical(13)  Adjustments
                       ------------- ---------- -----------    ----------  -----------     -------------  ------------
Operating
Revenues...........     $ 1,664,824   $173,498   $    --       $1,995,556   $     --         $306,019      $     --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....       1,369,064    127,165        --        1,551,234         --          286,442            --
 Stock-related
 expense...........          51,306        --         --           10,412     (10,412)(9)         --             --
 Merger Expenses...             --         --         --           74,519         --           24,600            --
 Depreciation and
 amortization......         124,294     12,817        --          173,600         --           52,716            --
 Goodwill and
 intangibles
 amortization......         127,621        812       (812)(5)      25,749     (25,749)(10)        --          55,843 (14)
                                                   19,690 (5)                 303,774 (10)
                        -----------   --------   --------      ----------   ---------        --------      ---------
                          1,672,285    140,794     18,878       1,835,514     267,613         363,758         55,843
                        -----------   --------   --------      ----------   ---------        --------      ---------
Operating income
(loss).............          (7,461)    32,704    (18,878)        160,042    (267,613)        (57,739)       (55,843)
Equity in income
(loss) of
affiliates.........          15,708      4,539        --           17,235         --             (560)           --
Minority interest..          (1,338)       --         --              --          --              --             --
Other income
(expense):
 Interest
 expense...........        (139,077)    (6,869)   (24,000)(6)     (48,739)        --          (30,908)       (96,363)(15)
 Interest income...          67,407        511        --            4,754         --            3,856            --
 Other income
 (expenses)........         180,765        143        --           (2,346)        --              369            --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........         116,004     31,028    (42,878)        130,946    (267,613)        (84,982)      (152,206)
 (Provision)
 benefit for
 income taxes......        (126,539)   (11,885)     7,200 (7)     (77,181)        --           30,116         23,115 (16)
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (10,535)    19,143    (35,678)         53,765    (267,613)        (54,866)      (129,091)
 Preferred stock
 dividends.........         (66,642)       --         --             (510)        510 (11)        --             --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (77,177)    19,143    (35,678)         53,255    (267,103)        (54,866)      (129,091)
 Diluted earnings
 adjustment........             --         --         --              270        (270)(12)        --             --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle
(Diluted)..........     $   (77,177)  $ 19,143   $(35,678)     $   53,525   $(267,373)       $(54,866)     $(129,091)
                        ===========   ========   ========      ==========   =========        ========      =========
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........     $     (0.15)
                        ===========
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........     502,400,851
                        ===========
                         Hutchison
                           Global                       Global
                          Crossing       Financing     Crossing
                       Adjustments(2) Adjustments(17)  Pro Forma
                       -------------- --------------- ----------------
Operating
Revenues...........       $    --        $     --     $ 4,139,897
                       -------------- --------------- ----------------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....            --              --       3,333,905
 Stock-related
 expense...........            --              --          51,306
 Merger Expenses...            --              --          99,119
 Depreciation and
 amortization......            --              --         363,427
 Goodwill and
 intangibles
 amortization......            --              --         506,928
                       -------------- --------------- ----------------
                               --              --       4,354,685
                       -------------- --------------- ----------------
Operating income
(loss).............            --              --        (214,788)
Equity in income
(loss) of
affiliates.........        (15,825)            --            (143)
                           (21,240)            --
Minority interest..                            --          (1,338)
Other income
(expense):
 Interest
 expense...........            --           93,577       (495,695)
                                          (243,316)
 Interest income...            --              --          76,528
 Other income
 (expenses)........            --              --         178,931
                       -------------- --------------- ----------------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (149,739)      (456,505)
 (Provision)
 benefit for
 income taxes......            --           (7,200)      (162,374)
                       -------------- --------------- ----------------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (156,939)      (618,879)
 Preferred stock
 dividends.........        (25,529)       (108,936)      (201,107)
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (62,594)       (265,875)      (819,986)
 Diluted earnings
 adjustment........            --              --
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle
(Diluted)..........       $(62,594)      $(265,875)   $  (819,986)
                       ============== =============== ================
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........                                   $     (1.07)
                                                      ================
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........                                   767,355,151 (18)
                                                      ================

                        Pro Forma Global Crossing Ltd.

           Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements

 (1) This column represents the historical financial position of Global Crossing as of December 31, 1999, including the assets acquired in the Frontier merger and the Global Marine Systems and Racal Telecom acquisitions.

 (2) On January 12, 2000, we and Hutchison Whampoa Limited formed a joint venture called Hutchison Global Crossing. This joint venture is owned in equal parts by us and Hutchison Whampoa. In exchange for its 50% interest, Hutchison Whampoa contributed to the joint venture its existing building-to-building fixed-line telecommunications network in Hong Kong and certain Internet-related assets previously held by Hutchison Telecommunications Limited. In exchange for our 50% interest, we contributed to the joint venture international telecommunications capacity rights on our network and know-how related to Internet data centers valued at $350 million and $50 million in cash. In addition, we issued to Hutchison Whampoa $400 million aggregate liquidation preference of our 6 3/8% cumulative convertible preferred stock, series B, convertible into our common stock. The Hutchison Global Crossing joint venture is anticipated to be accounted for as an unconsolidated joint venture under the equity method of accounting.

   Total Consideration
     Cash contributed...................................              $ 50,000
     6 3/8% Cumulative Convertible Preferred Stock,
      Series B..........................................               400,000
     Estimated cost of capacity contributed.............                83,800
     Global Crossing transaction costs..................                 5,000
                                                                      --------
   Total consideration..................................               538,800
   Less:Historical net tangible book value of HCL
    Holdings:
     Historical HCL Holdings net liabilities at December
     31, 1999...........................................   $(149,393)
     Cash contributed...................................      50,000
     Estimated cost of capacity contributed.............      83,800
                                                           ---------
     Adjusted net tangible book value...................     (15,593)
     50% ownership interest.............................       7,797
                                                           ---------
                                                                        (7,796)
                                                                      --------
   Total Goodwill.......................................              $546,596
                                                                      ========

   We have tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their useful lives may change. We currently anticipate that goodwill associated with the merger will be amortized over a 25-year life.

   These adjustments also include the assumed equity in the results of operations of Hutchison Global Crossing for the year ended December 31, 1999.

 (3) This column represents the historical results of operations for the year ended December 31, 1999 including the results of Global Marine Systems operations for the six months ended December 31, 1999, the results of Frontier operations for the three months ended December 31, 1999 and Racal Telecom for the period from November 24, 1999 to December 31, 1999.

 (4) This column represents the historical results of operations of Global Marine Systems for the six months ended June 30, 1999.

 (5) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have estimated to be approximately $693 million. We are amortizing goodwill and other intangible assets on the straight-line method over 3-25 years. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

 (6) This amount reflects the assumed interest expense, at an 8% interest rate, incurred on the $600 million debt assumed issued as of the earliest date presented in connection with the acquisition of Global Marine Systems.

 (7) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Global Marine Systems.

 (8) This column represents Frontier's historical results of operations for the nine months ended September 30, 1999.

 (9) This adjustment assumes Frontier's stock related expenses would not have been incurred had the merger occurred at the earliest date presented.

(10) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have estimated to be approximately $7.7 billion. We are amortizing goodwill and other intangible assets on a straight-line method over 6-25 years. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

(11) This adjustment assumes that Frontier's preferred stock dividends would not have been incurred, as Frontier's preferred stock would have been redeemed as of the earliest date presented.

(12) To eliminate diluted earnings adjustment due to the combined net loss position.

(13) This column represents Racal Telecom's results from operations in United States GAAP, the disposal of the Racal Translink and Racal Fieldforce divisions of Racal Telecommunications Limited which we did not acquire and pro forma adjustments to reflect the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions. We summarize these adjustments in the table below:

                            Racal Telecom Pro Forma
        Unaudited Pro Forma Condensed Combined Statements of Operations

            For the period from January 1, 1999 to November 23, 1999
                                 (in thousands)

                                                              US GAAP and     Racal
                                            BV Acquisition     Accounting    Telecom    Racal
                                            and Carve-Out        Policy      Interim   Telecom
                              Historical(a)  Adjustments     Adjustments(d) Period(e) Pro Forma
                              ------------  --------------   -------------- --------- ---------
   Operating Revenues......     $390,578      $(110,354)(c)     $(22,447)    $47,937  $306,019
                                                    305 (b)
                                --------      ---------         --------     -------  --------
   Operating Expenses:
    Operating, selling,
     general and
     administrative........      355,110        (99,595)(c)        1,737      53,544   311,042
                                                    246 (b)
    Depreciation and
     amortization..........       61,774        (11,978)(c)       (3,340)      6,265    52,716
                                                     (5)(b)
                                --------      ---------         --------     -------  --------
                                 416,884       (111,332)          (1,603)     59,809   363,758
                                --------      ---------         --------     -------  --------
   Operating income
    (loss).................      (26,306)         1,283          (20,844)    (11,872)  (57,739)
   Equity in income (loss)
    of affiliates..........         (560)           --               --                   (560)
   Other income (expense):
    Interest expense.......      (30,905)            (3)(b)          --          --    (30,908)
    Interest income........          --           3,089 (c)          --          767     3,856
    Other income
     (expense).............       76,390        (76,021)(c)          --          --        369
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item,
    taxes and cumulative
    effect of changes in
    accounting principle...       18,619        (71,652)         (20,844)    (11,105)  (84,982)
    (Provision) benefit for
     income taxes..........        3,563            (70)(b)       18,918       7,705    30,116
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item and
    cumulative effect of
    changes in accounting
    principle..............     $ 22,182      $ (71,722)        $ (1,926)    $(3,400) $(54,866)
                                ========      =========         ========     =======  ========

  (a) This column represents the combined historical results of operations of Racal Telecommunications Limited, Racal Telecommunications Networks Limited, Racal Internet Services Limited and Racal Telecommunications Inc., which we refer to as "Racal Telecom", in accordance with United Kingdom GAAP translated into United States dollars for the 41 weeks ended October 15, 1999.

  (b) We are treated as having acquired the business and assets of Racal Network Services BV as that company was in the process of being reorganized into Racal Telecommunications Networks Limited in the course of 1999. These adjustments reflect the financial position and results of operations of Racal Network Services BV as if this transaction had been completed as of the dates or at the beginning of the periods presented.

  (c) In July 1999, the Racal Telecom business was separated into three divisions: Racal Telecom, Racal Translink and Racal Fieldforce. On October 1, 1999, the Racal Translink and Racal Fieldforce businesses were sold to another company within the Racal Electronics plc group. This adjustment eliminates the results of operations of Racal Translink and Racal Fieldforce, reflects the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions and adjusts the profit on disposal of these operations. No taxation liabilities were incurred on the disposal as this disposal was to another Racal Electronics plc group company.

  (d) The Racal Telecom combined financial statements are prepared in accordance with United Kingdom GAAP which differ in certain material respects from United States GAAP. The differences that are material are disclosed in the notes to the combined financial statements, incorporated by reference. In addition, an adjustment has been made to treat sales of dark fiber made by Racal Telecom after July 1, 1999 as operating leases, recognizing income over the period of the service provision in accordance with the provision of FASB Interpretation No 43.

  (e) This column represents Racal Telecom's historical results from October 16, 1999 to November 23, 1999.

(14) This adjustment reflects the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have preliminarily estimated to be $1.6 billion. We have tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of those acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired, and their related useful lives, may change. We currently anticipate that goodwill associated with the transaction will be amortized over a 25-year life.

(15) This amount reflects the assumed interest expense, at a 9% interest rate, including the amortization of deferred financing fees incurred on the $1.1 billion debt assumed issued as of the earliest date presented in connection with the acquisition of Racal Telecom.

(16) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Racal Telecom.

(17) These adjustments represent the assumed interest expenses, including amortization of deferred financing fees, in connection with the issuance and assumed repayment of existing debt related to the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, our 6 3/8% cumulative convertible preferred stock and our 7% cumulative convertible preferred stock, including the over-allotment. In connection with the issuance of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, we incurred approximately $29.7 million in financing fees. The financing fees will be amortized over the life of the debt.

(18) Pro forma per share data are based on the number of our common shares that would have been outstanding had the merger occurred at the earliest date presented. We issued 355,181,000 shares in connection with the Frontier merger.

                                  RISK FACTORS

   Before investing in our securities, you should carefully consider the risks described below and in any accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus.

Risk Factors Relating to Our Business

We cannot assure you of the successful integration of newly acquired businesses. We cannot assure you that the expected benefits will be achieved.

   Part of our growth strategy is to make selective strategic acquisitions of businesses operated by others. Achieving the benefits of these acquisitions will depend in part on the integration of those businesses with our business in an efficient manner. We cannot assure you that this will happen or that it will happen in a timely manner. The consolidation of operations following these acquisitions will often require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenue, levels of expenses and operating results of the combined company. We cannot assure you that the combined company will realize any of the anticipated benefits of any acquisition.

It may be difficult to evaluate our business because we have a limited operating history.

   We were organized in March 1997 and, with the exception of our Frontier, Global Marine Systems and Racal Telecom subsidiaries, have a limited operating history. Because of this limited history and our rapid growth through successive acquisitions, it may be difficult for potential investors to evaluate the performance of our operations. In particular, comparisons of our results of operations from one period to another may not be fully indicative of our current ability to conduct our business.

We may encounter difficulties in completing our cable systems currently under development.

   Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our cable systems currently under development, as well as on achieving substantial capacity sales on these systems once they become operational and on our other operational systems. The construction of these systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond our control, including:

  .  our ability to manage their construction effectively;

  . our ability to obtain all construction and operating permits and licenses;

  .  third-party contractors performing their obligations on schedule; and

  . our ability to enter into favorable construction contracts with a limited number of suppliers.

   These factors may significantly delay or prevent completion of one or more of our systems currently under development, which could have a material adverse effect on our business, financial condition and results of operations.

   We cannot assure you that each of these systems will be completed at the cost and in the time frame currently estimated by us, or even at all. Although we award contracts for construction of our systems to suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule and to provide guarantees in respect of completion dates and system design specifications, we cannot assure you that the actual construction costs or the time required to complete these systems will not exceed our current estimates. These circumstances could have a material adverse effect on our business, financial condition and results of operations.

Our revenue growth plan depends on product and service expansion.

   We intend to grow revenue and profits by:

  .  introducing new services and products;

  .  developing or acquiring additional cable systems; and

  .  upgrading capacity on our planned systems.

   Our inability to effect these expansions of our products and services could have a material adverse effect on our business, financial condition and results of operations.

We face competition which may reduce demand for our products and services.

   The international telecommunications industry is highly competitive. We compete primarily on the basis of price, availability, service quality and reliability, customer service and the location of our systems and services. The ability of our competitors to provide comparable products and services at similar prices could have a material adverse effect on demand for our products and services. In addition, much of our planned growth is predicated upon the growth in demand for international telecommunications capacity and services. We cannot assure you that this anticipated demand growth will occur.

We are growing rapidly in a changing industry.

   Our strategy is to be the premier provider of global broadband telecommunication services for both wholesale and retail customers. As a result of this aggressive strategy, we are experiencing rapid expansion and expect it to continue for the foreseeable future. This growth has increased our operating complexity. At the same time, the international telecommunications industry is changing rapidly due to, among other things:

  .  the easing of regulatory constraints;

  .  the privatization of established carriers;

  .  the expansion of telecommunications infrastructure;

  . the growth in demand for bandwidth caused by expansion of Internet and data transmissions;

  .  the globalization of the world's economies; and

  .  the changing technology for wired, wireless and satellite communication.

   We cannot assure you that we will succeed in adapting to the rapid changes in the international telecommunications industry.

We may have difficulty in obtaining the additional financing required to develop our business.

   In order to further implement our aggressive growth strategy, we anticipate that we will require substantial additional equity and debt financing. Under our business plan, we and our affiliates expect to require significant financing by the end of 2000 to build out the Global Crossing network and provide additional services to our customers. Obtaining additional financing will be subject to a number of factors, including:

  .  the state of operations of our company;

  . our actual or anticipated results of operations, financial condition and cash flows;

  . investor sentiment towards companies with substantial international operations; and

  .  generally prevailing market conditions.

   If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, these securities would have some rights, preferences and privileges senior to those of the holders of our common stock, and the terms of this debt could impose restrictions on our operations and result in significant interest expense to us. In the event that we are unable to raise sufficient financing on satisfactory terms and conditions in the future, our company would be adversely affected.

We face price declines that could adversely affect our business.

   Advances in fiber optic technology have resulted in significant per circuit price declines in the fiber optic cable transmission industry. Recent changes in technology caused prices for telecommunications capacity and services to go down even further. If there is less demand than we project or a bigger drop in prices than we project, there could be a material adverse effect on our business, financial condition and results of operations. We cannot assure you, even if our projections with respect to those factors are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving telecommunications market.

We confront several system risks that could affect our operations.

   Each of our systems is and will be subject to the risks inherent in a large-scale, complex fiber optic telecommunications system. The operation, administration, maintenance and repair of our systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. We cannot assure you that our systems will continue to function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

   Each of our undersea systems either has or is expected to have a design life of generally 25 years, while each of our terrestrial systems either has or is expected to have a design life of at least 20 years. The economic lives of these systems, however, are expected to be shorter than their design lives, and we cannot assure you of the actual useful life of any of these systems. A number of factors will ultimately affect the useful life of each of our systems, including:

  .  quality of construction;

  .  unexpected damage or deterioration; and

  .  technological or economic obsolescence.

   Failure of any of our systems to operate for its full design life could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to maintain, hire and successfully integrate key personnel.

   Our future success depends on the skills, experience and efforts of our officers and key technical and sales employees. In particular, our senior management has significant experience in the telecommunications and Internet industries, and the loss of any of them could negatively affect our ability to execute our business strategy. In addition, we cannot assure you that we will be able to integrate new management into our existing operations. Competition for these individuals is intense, and we may not be able to attract, motivate and retain highly skilled qualified personnel. We do not have "key person" life insurance policies covering any of our employees.

We face risks associated with international operations.

   Because we will derive substantial revenue from international operations and intend to have substantial physical assets in several jurisdictions along our routes, our business is subject to risks inherent in international operations, including:

  .  political and economic conditions;

  .  unexpected changes in regulatory environments;

  .  exposure to different legal standards; and

  .  difficulties in staffing and managing operations.

   We have not experienced any material adverse effects with respect to our foreign operations arising from these factors. However, problems associated with these risks could arise in the future. Finally, managing operations in multiple jurisdictions may place further strain on our ability to manage our overall growth.

Because many of our customers deal predominantly in foreign currencies, we may be exposed to exchange rate risks and our net income may suffer due to currency translations.

   We primarily invoice for our services in United States dollars; however, most of our customers and many of our prospective customers derive their revenue in currencies other than United States dollars. The obligations of customers with substantial revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies devalue relative to the United States dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into United States dollars. In such event, the affected customers may not be able to pay us in United States dollars. In addition, where we invoice for our services in currencies other than United States dollars, our net income may suffer due to currency translations in the event that such currencies devalue relative to the United States dollar and we do not elect to enter into currency hedging arrangements in respect of those payment obligations.

Our operations are subject to regulation in the United States and abroad and require us to obtain and maintain a number of governmental licenses and permits. If we fail to comply with those regulatory requirements or obtain and maintain those licenses and permits, we may not be able to conduct our business.

   In the United States, our intrastate, interstate, and international telecommunications networks and services are subject to regulation at the federal, state, and local levels. We also have facilities and provide services in numerous countries in Europe, Latin America, and Asia. Our operations in those countries are subject to regulation at the national level and, in some cases, at the state, provincial, and local levels.

  . Our interstate and international operations in the United States are governed by the Communications Act of 1934, as amended by the Telecommunications Act of 1996. There are several ongoing proceedings at the FCC and in the federal courts regarding the implementation of various aspects of the Telecommunications Act. The outcomes of these proceedings may affect the manner in which we are permitted to provide our services in the United States and may have a material adverse effect on our operations.

  . The intrastate activities of our local telephone service companies are regulated by the states in which they do business. A number of states in which we operate are conducting proceedings related to the provision of services in a competitive telecommunications environment. These proceedings may affect the manner in which we are permitted to provide our services in one or more states and may have a material adverse effect on our operations.

  . Our operations outside the United States are governed by the laws of the countries in which we operate. The regulation of telecommunications networks and services outside the United States varies widely. In some countries, the range of services that we are legally permitted to provide may be limited. In other countries, existing telecommunications legislation is in the process of development, is unclear or inconsistent, or is applied in an unequal or discriminatory fashion. Our inability or failure to comply with the telecommunications laws and regulations of one or more of the countries in which we operate could result in the temporary or permanent suspension of operations in one or more countries. We also may be prohibited from entering certain countries at all or from providing all of our services in one or more countries. In addition, many of the countries in which we operate are conducting proceedings that will affect the implementation of their telecommunications legislation. We cannot be certain of the outcome of these proceedings. These proceedings may affect the manner in which we are permitted to provide our services in these countries and may have a material adverse effect on our operations.

  . In the ordinary course of constructing our networks and providing our services we are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which we operate. We also must comply with a variety of regulatory obligations. Our failure to obtain or maintain necessary licenses and authorizations, or to comply with the obligations imposed upon license-holders in one or more countries, may result in sanctions, including the revocation of authority to provide services in one or more countries.

We depend on third parties for many functions. If the services of those third parties are not available to us, we may not be able to conduct our business.

   We depend and will continue to depend upon third parties to:

  .  construct some of our systems and provide equipment and maintenance;

  . provide access to a number of origination and termination points of our systems in various jurisdictions;

  . construct and operate landing stations in a number of those jurisdictions;

  .  acquire rights of way;

  . provide terrestrial capacity to our customers through contractual arrangements; and

  . act as joint venture participants with regard to some of our current and potential future systems.

   We cannot assure you that third parties will perform their contractual obligations or that they will not be subject to political or economic events which may have a material adverse effect on our business, financial condition and results of operations. If they fail to perform their obligations, we may not be able to conduct our business. If any of our joint venture participants experiences a change in strategic direction such that their strategy regarding our mutual joint venture diverges from our own, we may not be able to realize the benefits anticipated to be derived from the joint venture.

We have substantial leverage which may limit our ability to comply with the terms of our indebtedness and may restrict our ability to operate.

   Our significant indebtedness could adversely affect us by leaving us with insufficient cash to fund operations and impairing our ability to obtain additional financing. The amount of our debt could have important consequences for our future, including, among other things:

  . cash from operations may be insufficient to meet the principal and interest on our indebtedness as it becomes due;

  . payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations; and

  . restrictive debt covenants may impair our ability to obtain additional financing.

   We have incurred a high level of debt. As of December 31, 1999, we and our consolidated subsidiaries had a total of $8,051 million of total liabilities, including approximately $5,056 million in senior indebtedness, of which $1,295 million was secured. As of that date, we additionally had outstanding cumulative convertible preferred stock with a face value of $1,650 million. Our subsidiary, Global Crossing Holdings, also has mandatorily redeemable preferred stock outstanding with a face value of $500 million. In addition, our Pacific Crossing joint venture entered into an $850 million non-recourse credit facility, under which it had incurred $750 million of indebtedness as of December 31, 1999.

   Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. In addition, we rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to repay our obligations. Our operating subsidiaries have entered into a senior secured corporate credit facility. Accordingly, the payment of dividends from these operating subsidiaries and the making and repayments of loans and advances are subject to statutory, contractual and other restrictions.

   In addition, if we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our long-term debt. We cannot assure you that we would be able to renegotiate successfully those terms or refinance our indebtedness when required or that satisfactory terms of any refinancing would be available. If we were not able to refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, such as:

  .  sales of some assets;

  .  sales of equity;

  .  negotiations with our lenders to restructure applicable indebtedness; or

  .  other options available to us under applicable law.

Our principal shareholders may be able to influence materially the outcome of shareholder votes.

   As of March 3, 2000, Pacific Capital Group and its affiliates had a 11.98% beneficial ownership interest in us. We have entered into various transactions with Pacific Capital Group and its affiliates and assumed the on-going development of some of our systems from an affiliate of Pacific Capital Group. Mr. Gary Winnick, chairman of our board of directors, controls Pacific Capital Group and its subsidiaries. In addition, several of our other officers and directors are affiliated with Pacific Capital Group. Furthermore, as of March 3, 2000, Canadian Imperial Bank of Commerce and its affiliates had a 9.69% beneficial ownership interest in us. Canadian Imperial Bank of Commerce and its affiliates have acted as underwriter, lender or initial purchaser in several of our financial transactions in connection with the development and construction of our systems. Several members of our board of directors are employees of an affiliate of Canadian Imperial Bank of Commerce.

   As of March 3, 2000, Pacific Capital Group and Canadian Imperial Bank of Commerce collectively beneficially owned 21.67% of the outstanding shares of our common stock. Accordingly, Pacific Capital Group and Canadian Imperial Bank of Commerce may be able to influence materially the outcome of matters submitted to a vote of our shareholders, including the election of directors.

Officers and directors own a substantial portion of us and may have conflicts of interest.

   Our executive officers and directors have substantial equity interests in us. As of March 3, 2000, all our directors and executive officers as a group collectively beneficially owned 24.72% of our outstanding common stock, including shares beneficially owned by Pacific Capital Group and certain shares beneficially owned by Canadian Imperial Bank of Commerce. Some of these individuals have also received amounts from us due to advisory services fees paid to Pacific Capital Group and its affiliates.

   Some of our directors and executive officers also serve as officers and directors of other companies. Additionally, some of our officers and directors are active investors in the telecommunications industry. Service as one of our directors or officers and as a director or officer of another company could create conflicts of interest when the director or officer is faced with decisions that could have different implications for us and the other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are our directors or officers and directors and officers of another company. The pursuit of these other business interests could distract these officers from pursuing opportunities on our behalf. These conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.

We cannot predict our future tax liabilities.

   We believe that a significant portion of the income derived from our undersea systems will not be subject to tax by any of (1) Bermuda, which currently does not have a corporate income tax, or (2) some other countries in which we conduct activities or in which our customers are located. However, we base this belief upon:

  .  the anticipated nature and conduct of our business, which may change;
     and

  . our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect.

   We cannot predict the amount of tax to which we may become subject and cannot be certain that any of these factors would not have a material adverse effect on our business, financial condition and results of operations.

Our shareholders may be subject to Foreign Personal Holding Company, Passive Foreign Investment Company, Controlled Foreign Corporation and Personal Holding Company rules.

   We believe that neither we nor any of our non-United States subsidiaries are a foreign personal holding company and do not expect that either we or any of our affiliates will become a foreign personal holding company. However, we cannot assure you in this regard. If one of our shareholders is a United States person and we or one of our non-United States subsidiaries are classified as a foreign personal holding company, then that shareholder would be required to pay tax on its pro rata share of our or our relevant non-United States subsidiary's undistributed foreign personal holding income. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to United States persons under these rules, to the extent this management of our affairs would be consistent with our business goals, although we cannot assure you in this regard.

   We believe that we are not a passive foreign investment company and do not expect to become a passive foreign investment company in the future. However, we cannot assure you in this regard. In addition, our expectations are based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. If we were a passive foreign investment company, then any of our shareholders that is a United States person could be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge upon some distributions by us or when that shareholder sold our capital stock at a gain.

   Furthermore, additional tax considerations would apply if we or any of our affiliates were a controlled foreign corporation or a personal holding company.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   We have included or incorporated by reference in this prospectus forward-looking statements that state our own or our management's intentions, beliefs, expectations or predictions for the future. Forward-looking statements are subject to a number of risks, assumptions and uncertainties which could cause our actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include:

  . the ability to complete systems within the currently estimated time frames and budgets;

  . the ability to compete effectively in a rapidly evolving and price competitive marketplace;

  . changes in the nature of telecommunications regulation in the United States and other countries;

  .  changes in business strategy;

  .  the successful integration of newly acquired businesses;

  .  the impact of technological change; and

  .  other risks referenced from time to time in our filings with the SEC.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.

                                DIVIDEND POLICY

   We do not anticipate paying dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indenture which we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

   The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under an indenture between us and United States Trust Company of New York, as trustee. The indenture may be supplemented by one or more supplemental indentures. We refer to the indenture, together with any supplemental indenture, as the "indenture" throughout the remainder of this prospectus.

   The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

   We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  .  the title of the debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  . the date or dates when payments on the principal must be made or the method of determining that date or dates;

  . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  . the right, if any, to extend the interest payment periods and the duration of the extensions;

  .  the places where payments may be made and the manner of payments;

  .  any mandatory or optional redemption provisions;

  .  subordination provisions;

  .  the denominations in which debt securities will be issued;

  . the terms applicable to any debt securities issued at a discount from their stated principal amount;

  . the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

  . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

  . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

  . the certificates or forms required for the issuance of debt securities in definitive form;

  . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

  . any deletions of, or changes or additions to, the events of default or covenants;

  . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

  .  any other specific terms of the debt securities.

   If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

   Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Registrar and Paying Agent

   The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

   United States Trust Company of New York is our designated security registrar and paying agent for the debt securities.

Global Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

   Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  .  the conversion or exchange price;

  .  the conversion or exchange period;

  . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

  .  events requiring adjustment to the conversion or exchange price;

  . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

  .  any anti-dilution provisions, if applicable.

Registered Global Securities

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  .  by the depositary for that registered global security to its nominee;

  . by a nominee of the depositary to the depositary or another nominee of the depositary; or

  . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

   The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

   We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

  . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants", or persons that may hold interests through participants;

  . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  . ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

   The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  . will not be entitled to have the debt securities represented by a registered global security registered in their names;

  . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

  . will not be considered the owners or holders of the debt securities under the indenture.

   Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

   We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

   We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name". We also expect that any of these payments will be the responsibility of the participants.

   If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event,we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

   We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities". We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Events of Default

   Unless otherwise provided for in the prospectus supplement, the term "event of default", when used in the indenture means any of the following:

  . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

  . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  .  failure to make sinking fund payments, if any, when due;

  . failure to perform other covenants for 60 days after notice that performance was required;

  .  events in bankruptcy, insolvency or reorganization of our company; or

  . any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

   If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

   Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

   If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

   If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

   The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

  . the holder has previously given to the trustee written notice of default and continuance of that default;

  . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

  . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

  .  the trustee has not instituted the action within 60 days of the request;
     and

  . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

   We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

   We can discharge or defease our obligations under the indenture as stated below or as provided in the prospectus supplement.

   Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

   Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance". We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as "covenant defeasance". We may effect defeasance and covenant defeasance only if, among other things:

  . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

  . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

  . in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

   Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

   Except as provided in the prospectus supplement, the indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  .  secure any debt securities;

  . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

  .  add covenants for the protection of the holders of debt securities;

  .  cure any ambiguity or correct any inconsistency in the indenture;

  .  establish the forms or terms of debt securities of any series; and

  . evidence and provide for the acceptance of appointment by a successor trustee.

   The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

  .  extend the final maturity of any debt security;

  .  reduce the principal amount or premium, if any;

  .  reduce the rate or extend the time of payment of interest;

  .  reduce any amount payable on redemption;

  . change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

  . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

   The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

   If the trustee becomes a creditor of our company, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

   The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

  .  would not conflict with any rule of law or with the indenture;

  . would not be unduly prejudicial to the rights of another holder of the debt securities; and

  .  would not involve any trustee in personal liability.

   The indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

   The indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

   The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

   We have authorized 20,000,000 shares of preferred stock, par value $0.01 per share. At March 20, 2000, we had (1) 10,000,000 shares of our 6 3/8% cumulative convertible preferred stock issued and outstanding, (2) 2,600,000 shares of our 7% cumulative convertible preferred stock issued and outstanding and (3) 400,000 shares of our 6 3/8% cumulative convertible preferred stock, series B, issued and outstanding.

   Our board of directors is authorized to:

  .authorize the issuance of shares of preferred stock in one or more series;

  .  establish the number of shares in each series; and

  . fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

   Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

  .  the designation of the title of the series;

  .  dividend rates;

  .  redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of Global Crossing;

  .  sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

  .  voting rights; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our bye-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

   Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

   Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

  .  the dividend rates;

  .  whether the rates will be fixed or variable or both;

  .  the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and exchange

   The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

   We will specify in the prospectus supplement relating to each new series of preferred stock:

  . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

  . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

  .  the redemption prices.

Liquidation preference

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

  .  any accrued and unpaid dividends.

   These payments will be made to holders of preferred stock out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting rights

   The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer agent and registrar

   We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

                          DESCRIPTION OF COMMON STOCK

   The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Bermuda law and of our constituent documents and of the constituent documents of our subsidiaries. We have filed our memorandum of association and bye-laws as exhibits to the registration statement of which this prospectus is a part.

General

   Under our memorandum of association, our authorized share capital is $30,200,000, divided into:

  .  3,000,000,000 shares of common stock, par value $0.01 per share; and

  .  20,000,000 shares of preferred stock, par value $0.01 per share.

Voting and transfer restrictions

   Voting restriction. Each share of our common stock has one vote, except that if any shareholder owns, directly, indirectly or constructively under Section 958 of the Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of
Section 13(d) of the Exchange Act and the rules and regulations promulgated under that act, more than 9.5%, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20%, of the votes cast in connection with any matter which our shareholders are voting on, the number of votes of that shareholder will be limited to 9.5%, or, in the case of the Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of those votes cast, based on a formula contained in our bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on the voting rights will be allocated to the other shareholders pro rata, based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitations as a result of that allocation.

   Transfer restriction. Our bye-laws also provide that any transfer of shares of common stock or any interest in those shares that results in a shareholder, other than Pacific Capital Group, GKW Unified Holdings, Canadian Imperial Bank of Commerce, Continental Casualty Company or MRCo or their affiliates or some of their lenders, beneficially owning within the meaning of Section 13(d) of the Exchange Act, directly or indirectly, 5% of the outstanding shares of our common stock, if that shareholder is a natural person, or otherwise 9.5% of the outstanding shares of our common stock, without the approval of a majority of the members of the board of directors and of shareholders holding at least a majority of the total votes cast at the shareholder meeting called to approve that transfer will not be registered in the share register and will be void and of no effect.

   Amendments to the voting reallocation and transfer restriction provisions of our bye-laws require the approval of our board of directors and shareholders holding at least 75% of the votes of all outstanding shares of common stock. In the event of any amendment to these bye-laws, under some circumstances, we have the obligation to indemnify and hold harmless any shareholder who, as a result of that amendment, becomes subject to treatment as a U.S. shareholder for purposes of Section 951 and subsequent sections of the Internal Revenue Code from and against all losses, costs, damages, liabilities and expenses directly or indirectly arising out of that treatment.

   These voting and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than some existing owners, to acquire control of Global Crossing.

Distributions

   Holders of common stock are treated equally with respect to all distributions to our shareholders.

Global Crossing registration rights agreement

   Pacific Capital Group, GKW Unified Holdings, affiliates of Canadian Imperial Bank of Commerce, Continental Casualty Company, MRCo, ourselves and some other shareholders of ours, including some of our officers and directors and their affiliates, have entered into a registration rights agreement filed as an exhibit to our registration statements.

   Under the registration rights agreement, our shareholders who are parties to that agreement and a number of their transferees have demand and piggyback registration rights and will receive indemnification and, in some circumstances, reimbursement for expenses from us in connection with an applicable registration.

Transfer Agent, Registrar and Dividend Disbursing Agent

   The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock will be EquiServe.

                            DESCRIPTION OF WARRANTS

   We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock.

   Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt warrants

   The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

  .  the title and aggregate number of the debt warrants;

  .  any offering price of the debt warrants;

  . the number of debt warrants and debt securities that will be separately transferable;

  . any date on and after which the debt warrants and debt securities will be separately transferable;

  . the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

  . the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time and the final date on which the debt warrants may be exercised;

  . the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

  .  the terms of any right to redeem or call the debt warrants;

  .  any book-entry procedure information;

  . any currency or currency units in which the offering price and the exercise price are payable; and

  . any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity warrants

   The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

  .  the title and aggregate number of the equity warrants;

  .  any offering price of the equity warrants;

  . the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

  . if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

  . if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferrable;

  . the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

  . the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

  . if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

  . any currency or currency units in which the offering price and the exercise price are payable;

  .  any applicable anti-dilution provisions of the equity warrants;

  .  any applicable redemption or call provisions; and

  . any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

                        CERTAIN INCOME TAX CONSEQUENCES

Taxation of Global Crossing

   We believe that a significant portion of the income derived from our subsea systems will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which we or our affiliates conduct activities or in which our customers are located, including the United States. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. We cannot assure you that these factors will not have a material adverse effect on us.

 Bermuda Tax Considerations

   Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, then the imposition of that tax will not be applicable to us or to any of our operations, neither will that tax, or any tax in the nature of estate duty or inheritance tax, become applicable to our stock, until March 28, 2016. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on any company, including ourselves, owning real property or leasehold interests in Bermuda.

 United States Federal Income Tax Considerations

   We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, and to United States branch profits tax, on our income, if any, that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so as to reduce the amount of our effectively connected income. However, we cannot assure you that the Internal Revenue Service will agree with the positions we take in this regard. Moreover, our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by our United States subsidiaries to us or to our non-United States subsidiaries generally will be subject to United States withholding tax.

Taxation of Holders

 Bermuda Tax Considerations

   Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the shares of common stock, shares of preferred stock, equity warrants, debt warrants or debt securities, or on any payments thereunder. See "Taxation of Global Crossing-- Bermuda Tax Considerations" above for a description of the undertaking on taxes obtained by us from the Minister of Finance of Bermuda.

 United States Federal Income Tax Considerations

   The following is a summary of certain United States federal income tax consequences, as of the date of this document, of the ownership of shares of common stock, shares of preferred stock, equity warrants or debt securities by beneficial owners that purchase the shares, equity warrants or debt securities in connection with their initial issuance, that hold the shares, equity warrants or debt securities as capital assets and that are "United States persons" under the Internal Revenue Code. Under the Internal Revenue Code, you are a "United States person" if you are:

   .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is subject to United States federal income taxation regardless of its source;

  . a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons; or

  . a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

   This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  .  a dealer in securities or currencies;

  . a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

  .  a financial institution;

  .  an insurance company;

  .  a tax-exempt organization;

  .  a person liable for alternative minimum tax;

  . a person holding shares of common stock, shares of preferred stock, equity warrants or debt securities as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

  . a person owning, actually or constructively, 10% or more of our voting stock or 10% or more of the voting stock of any of our non-United States subsidiaries; or

  . a United States person whose "functional currency" is not the United States dollar.

   We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary. The discussion below assumes that all debt securities issued hereunder will be classified as debt for United States federal income tax purposes, and holders should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

   If a partnership holds our shares of common stock, shares of preferred stock, equity warrants or debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares of common stock, shares of preferred stock, equity warrants or debt securities, you should consult your tax advisor.

   You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of the shares of common stock, shares of preferred stock, equity warrants or debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

                           Common and Preferred Stock

Taxation of Dividends

   Subject to the passive foreign investment company rules discussed below, the gross amount of distributions you receive on your shares of common stock or shares of preferred stock, will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits, calculated according to United States federal income tax principles. Such income will be includible in your gross income as ordinary income on the day you receive it. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from us.

   Although we expect to have earnings and profits with respect to 2000, the existence of current or accumulated earnings and profits in subsequent years will depend on future levels of profits and losses which we cannot accurately predict at this time. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the shares of common stock or shares of preferred stock, thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

   If, for United States federal income tax purposes, we are classified as a "United States-owned foreign corporation", distributions made to you with respect to your shares of common stock or shares of preferred stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign source "passive income" or, in the case of some holders, foreign source "financial services income" and (2) United States source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of our stock is owned, directly or indirectly, by United States persons.

Preferred Stock Redemption Premium

   Under Section 305(c) of the Internal Revenue Code and the applicable regulations thereunder, if in certain circumstances the redemption price of the preferred stock exceeds its issue price by more than a de minimis amount, the difference--which we refer to as "redemption premium"--will be taxable as a constructive distribution to you over time of additional preferred stock. These constructive distributions would be treated first as a dividend to the extent of our current and accumulated earnings and profits and otherwise would be subject to the treatment described above for dividends. If the preferred stock provides for optional rights of redemption by us at prices in excess of the issue price, you could be required to recognize such excess if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. Applicable regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (1) you are not related to us within the meaning of the regulations; (2) there are no plans, arrangements, or agreements that effectively require or are intended to compel us to redeem the stock and (3) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemptions are more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. You should also consult the applicable prospectus supplement for information regarding any additional consequences under Section 305(c) in light of the particular terms of an issuance of preferred stock.

Disposition of the Shares of Common Stock or Shares of Preferred Stock

   Subject to the passive foreign investment company rules discussed below, when you sell or otherwise dispose of your shares of common stock or shares of preferred stock, you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in them. In general, your adjusted tax basis in the shares of common stock will be your cost of obtaining the shares reduced by any previous distributions that are not characterized as dividends. In general, your adjusted tax basis in the shares of preferred stock will be your cost of obtaining the shares of preferred stock increased by any redemption premium previously included in income by you and reduced by any previous distributions that are not characterized as dividends. For foreign tax credit limitation purposes, such gain or loss will generally be treated as United States source. If you are an individual, and the shares of common stock or shares of preferred stock being sold or otherwise disposed of are capital assets that you have held for more than one year, your gain recognized will be taxed at a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

   A redemption of the shares of common stock or the shares of preferred stock by us would be treated, under Section 302 of the Internal Revenue Code, as a sale giving rise to capital gain or loss, or as described below as a dividend. If a redemption of shares for cash is treated as a dividend with respect to you under Section 302 of the Internal Revenue Code, you (1) will not recognize any loss on the exchange and (2) will recognize dividend income, rather than capital gain, equal to the amount of cash received, without regard to your basis in the shares of the common stock or the shares of preferred stock surrendered in the exchange, to the extent of your proportionate share of our current or accumulated earnings and profits. Under Section 302 of the Internal Revenue Code, the redemption will not be treated as a dividend provided that, after giving effect to the constructive ownership rules of Section 318 of the Internal Revenue Code, the redemption (1) represents a "complete termination" of your stock interest in us, (2) is "substantially disproportionate" with respect to you or (3) is "not essentially equivalent to a dividend" with respect to you, all within the meaning of Section 302(b) of the Internal Revenue Code. A redemption will be "not essentially equivalent to a dividend" as to you if it results in a "meaningful reduction" in your interest in us, after application of the constructive ownership rules of Section 318 of the Internal Revenue Code. In general, there are no fixed rules for determining whether a "meaningful reduction" has occurred. You should consult your tax advisor as to your ability in light of your own particular circumstances to satisfy any of the foregoing tests.

Conversion of Convertible Preferred Stock into Common Stock

   Generally, no gain or loss will be recognized upon conversion of shares of convertible preferred stock into shares of common stock, except with respect to any cash paid in lieu of fractional shares of common stock. The tax basis of shares of common stock received upon conversion of shares of preferred stock generally will be equal to the tax basis of the shares of preferred stock so converted and the holding period of the shares of common stock generally will include the holding period of the shares of preferred stock so converted.

   Adjustments to the conversion ratio of the preferred stock pursuant to anti-dilution provisions, if any, may result in a taxable deemed distribution to you pursuant to Section 305 of the Code if (1) as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and
(2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment to the conversion ratio of the preferred stock would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions to other common stock holders. Thus, under certain circumstances, an adjustment might give rise to a taxable dividend to you even though you did not receive any cash. You should consult the applicable prospectus supplement for information regarding adjustments, if any, to the conversion ratio of shares of convertible preferred stock and regarding the terms of any preferred stock that is convertible or exchangeable for securities other than our common stock.

Passive Foreign Investment Company

   We do not believe that we are a passive foreign investment company for United States federal income tax purposes and do not expect to become one in the future, although we can provide no assurance in this regard. This conclusion is based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. A company is considered a passive foreign investment company for any taxable year if either:

  .  at least 75% of its gross income is passive income; or

  . at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

   The 50% of value test is based on the average of the value of our assets for each quarter during the taxable year. If we own at least 25% by value of another company's stock, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of that company. The determination of whether we are a passive foreign investment company is made annually. Accordingly, it is possible that we may become a passive foreign investment company in the current or any future taxable year due to changes in our asset or income composition.

   If we are a passive foreign investment company for any taxable year during which you hold shares of common stock, shares of preferred stock or equity warrants, unless you make a "QEF election" or a "mark to market election" as described below, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition, including a pledge, of those shares or equity warrants. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the shares will be treated as excess distributions. Under these special tax rules

  . the excess distribution or gain will be allocated ratably over your holding period for the shares;

  . the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, will be treated as ordinary income; and

  . the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

   If you hold shares of common stock or shares of preferred stock in any year in which we are a passive foreign investment company, you are required to file Internal Revenue Service Form 8621.

   The special passive foreign investment company tax rules described above will not apply to you if you elect to have us treated as a "qualified electing fund", which we will refer to as the "QEF election", and we provide certain information to you. If we are treated as a passive foreign investment company, we intend to notify you and to provide to you such information as may be required for you to make the QEF election effective.

   If you make a QEF election, you will be taxable currently on your pro rata share of our ordinary earnings and net capital gain, at ordinary income and capital gain rates, respectively, for each taxable year during which we are treated as a passive foreign investment company, regardless of whether or not you receive distributions, so that you may recognize taxable income without the corresponding receipt of cash from us with which to pay your resulting tax obligation. Your basis in the shares of common stock or shares of preferred stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares and will not be taxed again as a distribution to you. Under current law, the QEF election is not available to holders of warrants.

   Alternatively, if you own shares of common stock or shares of preferred stock and such stock is treated as "marketable stock", you may make a mark to market election. If you make such an election, you will not be subject to the passive foreign investment company rules described above. Instead, in general, you will include in income each year as ordinary income the excess, if any, of the fair market value of your marketable stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark to market election. Your basis in the marketable stock will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the marketable stock will be ordinary income or loss, except that that loss will be ordinary loss only to the extent of the previously included net mark to market gain. The mark to market election is only available with respect to stock that is regularly traded on certain United States exchanges and other exchanges as indicated in the appropriate Treasury Regulations. You should consult the applicable prospectus supplement for information regarding the exchange, if any, upon which a particular issuance of common stock or preferred stock will be listed. Under current law, it is unclear whether the warrants will be treated as marketable stock.

   You should consult your own tax advisors concerning the United States federal income tax consequences of holding shares of common stock, or shares of preferred stock or equity warrants if we are considered a passive foreign investment company in any taxable year, including the advisability and availability of making any of the foregoing elections.

Foreign Personal Holding Company

   If we or one of our non-United States subsidiaries were classified as a foreign personal holding company, you would be required, regardless of your percentage ownership, to include in income, as a dividend, your pro rata share of our or our relevant non-United States subsidiary's undistributed foreign personal holding company income--generally, taxable income with certain adjustments--if you held shares of common stock or shares of preferred stock on the last day of our taxable year or, if earlier, the last day on which we satisfied the shareholder test described below. In addition, if we were classified as a foreign personal holding company, and you acquired your shares of common stock or shares of preferred stock from a decedent, you would not receive a "stepped-up" basis in that stock. Instead, you would have a tax basis equal to the lower of the fair market value of those shares or the decedent's basis in them.

   A foreign corporation will be classified as a foreign personal holding company if:

     (1) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock, by either voting power or value; we will refer to this test as the "shareholder test"; and

     (2) the corporation receives at least 60% of its gross income, 50% after the initial year of qualification, in each case as adjusted, for the taxable year from certain passive sources; we will refer to this test as the "income test".

   It is possible that we and our non-United States subsidiaries could meet the shareholder test in a given taxable year. It is also possible that we or one of our non-United States subsidiaries would meet the income test in a given year and would be treated as a foreign personal holding company. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to you under these rules, to the extent such management of our affairs is consistent with our business goals, although there can be no assurance in this regard.

Personal Holding Company

   A corporation classified as a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income. Foreign corporations determine their liability for personal holding company tax by considering only
(1) gross income derived from United States sources and (2) gross income that is effectively connected with a United States trade or business. A corporation will be classified as a personal holding company if (1) at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock (by value) directly or indirectly and (2) the corporation receives at least 60% of its gross income, as adjusted, from certain passive sources. However, if a corporation is a foreign personal holding company or a passive foreign investment company, it cannot be a personal holding company. It is possible that we and our subsidiaries could meet the personal holding company shareholder test in a given taxable year. It is also possible that we or one of our subsidiaries would meet the income test in a given year and would be treated as a personal holding company. We intend to manage our affairs so as to attempt to avoid or minimize the imposition of the personal holding company tax, to the extent such management of our affairs is consistent with our business goals, although there can be no assurance in this regard.

Controlled Foreign Corporations

   For the purposes of this paragraph, we will refer to United States persons that own--or are deemed for United States federal income tax purposes to own, pursuant to complex attribution and constructive ownership rules--10% or more of our voting stock or the voting stock of any of our non-United States subsidiaries as

"10% Shareholders". If 10% Shareholders own, in the aggregate, more than 50%, measured by voting power or value, of our shares or the shares of any of our non-United States subsidiaries, directly, indirectly, or by attribution, we or any such non-United States subsidiary would be a controlled foreign corporation. If characterized as controlled foreign corporations, then a portion of our undistributed income may be includible in the taxable income of our 10% Shareholders, and all or a portion of the gain recognized by such 10% Shareholders on the disposition of their shares, which could otherwise qualify for capital gains treatment, may be converted into ordinary dividend income. It is possible that we and our non-United States corporate subsidiaries may be controlled foreign corporations or may become controlled foreign corporations in the future. However, as discussed above, controlled foreign corporation status generally only has potentially adverse consequences to 10% Shareholders.

Information Reporting and Backup Withholding

   In general, unless you are an exempt recipient such as a corporation, information reporting will apply to dividends in respect of the shares of common stock or shares of preferred stock or the proceeds received on the sale, exchange, or redemption of those shares of common stock, shares of preferred stock or equity warrants paid to you within the United States and, in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at the rate of 31%. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the United States Internal Revenue Service.

                                Debt Securities

Payment of Interest

   Except as provided below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

   If you own debt securities issued with original issue discount, which we refer to as "OID", you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

   A debt security with an issue price that is less than its "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

  .  it is payable at least once per year;

  .  it is payable over the entire term of the debt security; and

  . it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

   We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

   If you own a debt security issued with de minimis OID, i.e., discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

   Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

   If you own original issue discount debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an original issue discount debt security will generally be less in the early years and more in the later years.

   The amount of OID that you must include in income if you are the initial United States holder of an original issue discount debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security; we will refer to this amount as "accrued OID". The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

  . the debt security's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

  . the aggregate of all qualified stated interest allocable to the accrual period.

   OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

   Floating rate debt securities are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if:

  . the interest on a floating rate debt security is based on more than one interest index;

   .  the principal amount of the debt security is indexed in any manner; or

   . if the debt securities otherwise qualify as "contingent payment debt instruments".

   This discussion does not address the tax rules applicable to any of these types of debt securities. If you are considering the purchase of floating rate original issue discount debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

   You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

Short-Term Debt Securities

   In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method United States holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so but may be required to include stated interest in income as the income is received. United States holders that report income for United States federal income tax purposes on the accrual method and certain other United States holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount

   If you purchase a debt security, other than an original issue discount debt security, for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

   Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service.

Acquisition Premium, Amortizable Bond Premium

   If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

   If you purchase a debt security, including an original issue discount debt security, for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a "premium" and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield, except that we will be assumed to exercise call options in a manner that maximizes your yield. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service.

Sale, Exchange and Retirement of Debt Securities

   Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition, less an amount equal to any accrued qualified stated interest previously includible in income, which will be taxable as such, and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities, with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain foreign currency debt securities, which we discuss under "--Foreign Currency Debt Securities" on page 52, with respect to market discount, or with respect to gain, and to some extent loss, on contingent payment debt instruments, which generally are not described herein, that gain or loss will be United States source capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Extendible Debt Securities, Reset Debt Securities and Renewable Debt Securities

   If we specify in an applicable prospectus supplement relating to a debt security, we or you may have the option to extend the maturity of a debt security. In addition, we may have the option to reset the interest rate, the Spread or the Spread Multiplier. If such an option is exercised, your tax treatment may depend, in part, on the terms, which we refer to as the "revised terms", established for those debt securities by us as a result of the exercise of that option. You may be treated for United States federal income tax purposes as having exchanged those debt securities, which we will refer to as the "old debt securities", for new debt securities with the revised terms, which we will refer to as the "new debt securities". If the exercise of the option by us is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of the exercise. If the exercise of the option is treated as an exchange of old debt securities for new debt securities, you would generally realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities. You will recognize this gain unless the exchange is treated as a tax-free recapitalization for United States federal income tax purposes.

   The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we have an option or combination of options to extend the term of the debt securities, we will be presumed to exercise such option or options in the manner that minimizes the yield on the debt securities. Conversely, if you have a put option, an option to extend the term of the debt securities or a combination of such options, you will be presumed to exercise such option or options in a manner that maximizes the yield on the debt securities. If the exercise of that option or options to extend the term of the debt securities actually occurs or the option to put does not occur contrary to the presumption made under applicable Treasury regulations--we will cal this a "change of circumstances"--then, solely for purposes of the accrual of OID, the debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on that date. You should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences of holding and disposing of extendible debt securities, reset debt securities and renewable debt securities.

Foreign Currency Debt Securities

   The following is a summary of the principal United States federal income tax consequences to you if you own a debt security denominated in a specified currency other than the United States dollar, which we will refer to as a "foreign currency debt security".

 Interest Payments

   If you are a cash basis taxpayer, you are required to include in income the United States dollar value of interest payments you receive, based on the exchange rate in effect on the date of receipt, regardless of whether you convert such interest payments into United States dollars. You will not recognize exchange gain or loss upon the receipt of such payment.

   If you are an accrual basis taxpayer, you may determine the amount of income you recognize with respect to such interest payment in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the United States dollar value of the interest that has accrued during the year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period, or last day of the taxable year in the case of an accrual period that straddles your taxable year, or on the date you receive the interest payment if such date is within five days of the end of the accrual period. When you receive an interest payment, including a payment attributable to accrued but unpaid interest on the sale or other disposition of a debt security, on a debt security, you will recognize ordinary income or loss in an amount equal to the difference between the United States dollar value of such payment, determined by translating any foreign currency received at the "spot rate" for such foreign currency on the date received, and the United States dollar value of the interest income that you have previously included in income with respect to such payment.

 Foreign Currency Original Issue Discount Debt Securities

   OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into United States dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Additionally, you will recognize exchange gain or loss when the OID is paid, including a payment attributable to OID upon the sale or other disposition of a foreign currency debt security, to the extent of the difference between the United States dollar value of such payment, determined by translating any foreign currency received at the spot rate for such foreign currency on the date of payment, and the United States dollar value of the accrued OID, determined in the same manner as for accrued interest.

 Market Discount

   You will determine market discount on foreign currency debt securities includible in income by translating the market discount determined in the foreign currency into United States dollars at the spot rate on the date the foreign currency debt security is retired or you otherwise dispose of the debt security. If you have elected to accrue market discount currently, then the amount you accrue is determined in the foreign currency and then translated into United States dollars on the basis of the average exchange rate in effect during the accrual period. You will recognize exchange gain or loss with respect to market discount you accrue currently using the approach applicable to the accrual of interest income as described above.

 Amortizable Bond Premium

   You will compute bond premium on a foreign currency debt security in the applicable foreign currency. If you elect to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, you will realize exchange gain or loss, which is generally ordinary income or loss, based on the difference between spot rates at such time and at the time of acquisition of the foreign currency debt security. If you do not elect to amortize bond premium, you will translate the bond premium, computed in the applicable foreign currency, into United States dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

 Sale or Other Disposition of Foreign Currency Debt Security

   Your tax basis in a foreign currency debt security will be the United States dollar value of the foreign currency amount you paid for such foreign currency debt security determined at the time of your purchase. If you purchase a debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in such foreign currency and the fair market value of the debt security in United States dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

   For purposes of determining the amount of any gain or loss you will recognize on the sale, exchange, retirement or other disposition of a foreign currency debt security, the amount realized upon such sale, exchange, retirement or other disposition will be the United States dollar value of the amount realized in foreign currency, other than amounts attributable to accrued but unpaid interest not previously included in the holder's income, determined at the time of the sale, exchange, retirement or other disposition.

   You will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of sale, exchange, retirement or other disposition of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. Your realization of such gain or loss will be limited to the amount of overall gain or loss realized on your sale of a foreign currency debt security. Under proposed Treasury Regulations issued on March 17, 1992, if a foreign currency debt security is denominated in one of certain hyperinflationary currencies, generally (1) you would realize exchange gain or loss with respect to movements in the exchange rate between the beginning and end of each taxable year, or such shorter period, that you held the debt security and (2) you would treat the exchange gain or loss as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder's tax basis in, the foreign currency debt security.

 Exchange Gain or Loss With Respect to Foreign Currency

   Your tax basis in foreign currency received as interest on, or OID with respect to, or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will be the United States dollar value thereof at the spot rate at the time you receive such foreign currency. Gain or loss you recognize on a sale, exchange, retirement or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the Internal Revenue Service.

Indexed Debt Securities

   If you purchase an indexed debt security, or a security that otherwise qualifies as a contingent payment debt instrument, your tax treatment will depend on factors including the specific index or indices used to determine indexed payments on the debt security and the amount and timing of any contingent payments of principal and interest. If you are considering purchasing indexed debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the United States federal income tax consequences of holding and disposing of such debt securities.

Information Reporting and Backup Withholding

   In general, unless you are an exempt recipient such as a corporation, information reporting will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at a 31% rate. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

                                    Warrants

Equity Warrants

   You will generally not recognize any gain or loss upon the exercise of equity warrants except with respect to cash received in lieu of a fractional share of common or preferred stock. You will have an initial tax basis in the shares of common or preferred stock received on exercise of the equity warrants equal to the sum of your tax basis in the equity warrants and the aggregate cash exercise price paid in respect of such exercise. Your holding period in the shares of common or preferred stock received on exercise of the equity warrants will commence on the date after the equity warrants are exercised.

   If an equity warrant expires without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the equity warrant. Upon the sale or exchange of an equity warrant, you will generally recognize a capital gain or loss equal to the difference, if any between the amount realized on such sale or exchange and your tax basis in such equity warrant.

   Under Section 305 of the Code, you may be deemed to have received a constructive distribution from us, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments, or the failure to make certain adjustments, to the number of shares of common or preferred stock to be issued upon exercise of an equity warrant.

Debt Warrants

   If a decision is made to issue debt warrants, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

                              SELLING SHAREHOLDERS

   The selling shareholders may be our directors, executive officers, former directors, employees or holders of our common stock. The prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

  .  the names of the selling shareholders;

  . the nature of any position, office or other material relationship which each selling shareholder has had within the last three years with us or any of our predecessors or affiliates;

  . the number of shares held by each of the selling shareholders before the offering;

  . the percentage of the common stock held by each of the selling shareholders after the offering; and

  . the number of shares of our common stock offered by each of the selling shareholders.

                              PLAN OF DISTRIBUTION

   We may sell our debt securities, shares of preferred stock, shares of common stock and warrants in any of three ways:

  .  through underwriters;

  .  through agents; or

  . directly to a limited number of institutional purchasers or to a single purchaser.

   In addition, some of our shareholders may sell shares of our common stock under this prospectus in any of the ways we describe immediately above.

   The prospectus supplement for the securities we or any selling shareholders sell will describe that offering, including:

  .  the name or names of any underwriters;

  . the purchase price and the proceeds to us or the selling shareholders from that sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  . whether the securities will trade on any securities exchanges or the Nasdaq National Market.

Underwriters

   If underwriters are used in the sale, we and any selling shareholders will execute an underwriting agreement with those underwriters relating to the securities that we and any selling shareholders will offer. Unless otherwise provided in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

   If underwriters are used in the sale, prior to the commencement of the distribution of those underwritten securities (i) copies of all proposed underwriting documents will be sent to the NASD for review and (ii) the maximum compensation to be paid to the underwriters in connection with the offering of those securities will be approved by the NASD.

   The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us and any selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We and any selling shareholders also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our or any selling shareholders' agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

   We and any selling shareholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us or any selling shareholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we or any selling shareholders sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

   We and any selling shareholders may also sell any of the securities through agents designated by us or any selling shareholders from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us or any selling shareholders to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

   We and any selling shareholders may sell any of the securities directly to purchasers. In this case, neither we nor those selling shareholders will engage underwriters or agents in the offer and sale of these securities.

Indemnification

   We and any selling shareholders may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS

   Certain Bermuda legal matters with respect to the securities will be passed upon for us by Appleby, Spurling & Kempe. As of January 14, 2000, lawyers of Appleby, Spurling & Kempe who have participated in the preparation of this document beneficially owned approximately 4,000 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of Global Crossing and its subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements incorporated by reference in this Registration Statement of which this prospectus is a part to the Annual Report on Form 10-K of Frontier Corporation for the year ended December 31, 1998 and audited historical financial statements included on pages 22-42 of Frontier Corporation's Form 8-K dated January 26, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Global Marine Systems incorporated by reference in this prospectus have been incorporated by reference in reliance upon the report of KPMG Audit Plc, chartered accountants, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Racal Telecom incorporated by reference in this registration statement of which this prospectus is a part have been audited by Deloitte & Touche, independent auditors, as stated in their report incorporated by reference in this registration statement of which this prospectus is a part.

   The consolidated financial statements incorporated by reference in this registration statement of which this prospectus is a part of HCL Holdings Limited and subsidiaries have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

   We are organized under the laws of Bermuda. In addition, a number of our directors and officers reside outside of the United States and a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Furthermore, our Bermuda counsel, Appleby Spurling & Kempe, has advised us that there is doubt as to the enforcement in Bermuda, in original actions or in actions of enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to some conditions and exceptions.

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                                4,000,000 Shares

                 6 3/4% Cumulative Convertible Preferred Stock





                          [LOGO] Global Crossing Ltd.


                               ----------------

                             PROSPECTUS SUPPLEMENT

                                 April 10, 2000

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                              Salomon Smith Barney

                              Goldman, Sachs & Co.

                              Merrill Lynch & Co.



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